UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.    )

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DTS, Inc.

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Notice
of Annual Meeting
of Stockholders

DTS, Inc.
5220 Las Virgenes Road
Calabasas, California 91302

Thursday, May 14, 2015

10:00 a.m., Local Time

Westlake Village Inn

31943 Agoura Road, Westlake Village, CA 91361

To Our Stockholders:

The annual meeting of stockholders of DTS, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on May 14, 2015, at the Vintage Room at the Westlake Village Inn, 31943 Agoura Road, Westlake Village, CA 91361, for the following purposes:

1.	To elect one member of the Board of Directors, whose term is described in this Proxy Statement;
2.	To approve an amendment to the DTS, Inc. 2012 Equity Incentive Plan;
3.	To vote on an advisory (non-binding) basis on the compensation of our named executive officers;
4.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accountants for the 2015 fiscal year; and
5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of record of DTS, Inc. Common Stock at the close of business on April 2, 2015, are entitled to vote at the meeting.

In addition to the Proxy Statement, proxy card and voting instructions, a copy of DTS, Inc.’s annual report on Form 10-K, which is not part of these proxy soliciting materials, is enclosed.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card in the enclosed, postage-prepaid envelope. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed Proxy Statement.

Calabasas, California April 14, 2015	By Order of the Board of Directors,

/s/ Blake A. Welcher

Blake A. Welcher,

Executive Vice President, Legal and Licensing

Operations, General Counsel,

and Corporate Secretary

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DTS, Inc.

5220 Las Virgenes Road

Calabasas, California 91302

PROXY STATEMENT FOR THE ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2015

This Proxy Statement is furnished on behalf of the Board of Directors of DTS, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on May 14, 2015 at 10:00 a.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Vintage Room at the Westlake Village Inn, 31943 Agoura Road, Westlake Village, CA 91361.

These proxy solicitation materials were first mailed on or about April 14, 2015 to all stockholders entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2015

This Proxy Statement and our 2014 Annual Report are available online at: https://materials.proxyvote.com/23335C.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this proxy statement.

Business Highlights

2014 was an exciting year of strategic and financial progress for DTS. We delivered strong revenue and earnings growth, generated record operating cash flow, executed on several strategic fronts in each of our key markets, and continued to invest in innovation and commercialization of our industry-leading suite of audio solutions for the long-term benefit of the Company and its stockholders. Collectively, these results help build on an already solid foundation positioning us for future growth and increased market share in the network-connected market.

*See Appendix B for a reconciliation of these Non-GAAP financial measures to results reported under GAAP.

Financial Performance

•	Reported 2014 revenue of $143.9 million, a 15% increase over revenue of $125.1 million in 2013.
•	2014 Non-GAAP operating income was $39.3 million, a 38% increase over Non-GAAP operating income of $28.4 million in 2013 (See Appendix B for a reconciliation of these Non-GAAP financial measures to results reported under GAAP).
•	Generated $41.1 million in cash flow from operations in 2014, and closed the year with cash and cash equivalents totaling $99.4 million.
•	The 12/31/2014 stock price was $30.75 compared to $23.91 at 12/31/2013, a 29% increase.
•	The stock price as of 3/31/2015 was $34.07.

Strategic Performance

•	Successfully ported DTS Headphone:XTM on Qualcomm’s Snapdragon processors.
•	Expanded the DTS Play-Fi® ecosystem to additional leading consumer electronics brands including McIntosh, Sonus Faber, Wadia, MartinLogan, Paradigm and Anthem, to supplement existing partnerships with Wren and Sound United’s Polk and Definitive Technology products.
•	Partnered with various content creators and retailers, including Starz and M-GO, to continue to generate DTS-enabled content in the digital content delivery ecosystem.
•	Secured partnerships with manufacturers representing nearly 90% of the home AV receiver and surround processor market to launch products supporting the DTS:XTM technology in 2015: these include Anthem, Denon, Integra, Krell, Marantz, McIntosh, Onkyo, Outlaw Audio, Pioneer, Steinway Lyngdorf, Theta Digital, Trinnov Audio, and Yamaha.

Governance Highlights (page 18)

We are committed to the highest standards of corporate governance, including active engagement with our stockholders throughout the year. We believe our ongoing engagement with stockholders helps us achieve balance between long-term and short-term interests.

Directors have extensive, diversified management and leadership experience with expertise relating to strategy, operations, capital, risk, managing technology innovations and managing business cycles
Lead Independent Director designated and assumes many of the functions traditionally within the purview of a Chairman of the Board
Board Risk Management Process to review and assess management risk taking, business enterprise risk and other major risks facing the Company
Division of risk management among the board, committees and management
All non-employee directors are independent
Fully independent Audit, Compensation, and Nominating and Corporate Governance Committees
Annual Board, Committee and Director evaluation
Regular independent director sessions where independent directors meet without management present
Stringent share ownership guidelines for CEO and Directors
Clawback policy applicable to executives
Stockholder communication process for communicating with the Board
Change of control provisions for executive officers
Approval required for certain related party transactions

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Board Nominee (page 12)

					Independent (Yes/No)
Name	Age	Director Since	Occupation	Experience/ Qualification	Yes	No	Committee Memberships	Other Company Boards
V. Sue Molina	66	2008	Board Member	Accounting and Financial Expertise, Board Seats			• Audit Chair • Nominating and Corporate Governance	• Vital Voices Global Partnership

Ms. V. Sue Molina has served on our Board of Directors since January 2008, and currently serves as Chair of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. In 2014, she attended 100% of the Board and Committee meetings on which she serves. Ms. Molina has an extensive background in accounting and tax, previously serving as a partner at both Deloitte & Touche LLP and Ernst & Young LLP, and is the audit committee financial expert on our Board. Ms. Molina brings a wealth of experience to the Board – not only deep financial, accounting and tax knowledge, but also significant real-world board experience as she has served on a number of for-profit and not-for-profit boards and their respective committees. She has served in the capacity as Chair and member on a number of Audit, Compensation and Nominating and Corporate Governance Committees. Given Ms. Molina’s extensive tax and accounting experience, she is uniquely qualified to serve on our Board and Chair the Audit Committee.

Amendment to DTS, Inc. 2012 Equity Incentive Plan (page 24)

We operate in a highly competitive and challenging marketplace in which our success depends to a great extent on our ability to attract and retain high-caliber employees and directors. One of the tools our Compensation Committee regards as essential in addressing these challenges is a competitive equity incentive program, which plays an important part in our pay-for-performance philosophy. Our equity compensation program is designed to provide a vehicle under which a variety of stock-based and other awards can be granted to key employees and directors of the Company and its subsidiaries. The purpose of our equity compensation program is to promote the success and enhance the value of the Company by linking the interests of key employees and directors of the Company to those of our stockholders and providing such persons with a chance to share in the value created by their efforts.

We believe that we have been judicious in managing our equity programs and their dilutive effects, particularly when considered with the Company’s share buyback program. Additionally, our key executives have retained a large portion of their equity awards, including those that are “in the money”, as they continue to believe in the future prospects of the Company.

As of March 31, 2015, a total of just 186,858 shares remained available for the future grant of awards under all of our plans. We do not believe this is sufficient to meet our anticipated equity compensation needs in 2015 and thereafter. At the annual meeting, the stockholders will be asked to approve an amendment to the DTS, Inc. 2012 Equity Incentive Plan (the “2012 Plan”) increasing the number of shares authorized for issuance under the plan by 1,000,000 shares of our common stock. We believe this number of shares will meet our equity grant needs for the next year.

If the request for additional shares is not approved, we will need to compensate for the resulting fewer or lack of equity incentives we are able to offer by increasing cash-based compensation elements in order to retain top talent in a highly competitive market.

Additionally, the amendment requires a minimum period of vesting with respect to stock options granted under the 2012 Plan of one year from the date of grant.

Executive Compensation (page 39)

Philosophy

The executive compensation program emphasizes performance-based compensation and the amount of compensation paid to our executives varies significantly based on overall strategic and financial performance. The primary objective of our executive compensation program is to build long-term stockholder value. Our approach to executive compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance objectives are met. As such, our compensation program will provide competitive compensation when overall performance meets or is above expectations, as it was in 2014.

Compensation Practices

•	Clawback policy
•	Stock ownership guidelines
•	Double-trigger agreements
•	Very limited perquisites
•	Prohibition of hedging and pledging shares
•	No stock option exchanges or repricing

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Consideration of Stockholder Feedback

In response to feedback received from investors, the Compensation Committee (the “Committee”) introduced performance-based restricted stock units (PSUs) into the equity component of our executive compensation program in 2014 in order to further align Company performance with executive compensation. Prior to our 2014 annual meeting, we spoke to a number of our largest investors, representing approximately 55% of our outstanding shares, to discuss our executive compensation program and to answer questions and elicit feedback from investors regarding our compensation program. Following the 2014 annual meeting of stockholders, the Committee reviewed the results of the Say-on-Pay vote and stockholder feedback.

While investors were supportive of our introduction of PSUs into the program in 2014, we received additional feedback over the past year, and as a result have incorporated such feedback in our compensation program, as well as the disclosures within our “Compensation Discussion and Analysis” (CD&A).

What Investors Said	What We Did
Long-term incentive plan should continue to contain a mix of performance-based equity.	In 2015, the Committee continued its practice of granting performance-based equity to executive officers. In 2015, PSUs represented 50% of the target value of the CEO’s 2015 equity grant and 40% of the target value of the other NEOs’ 2015 equity grants.
Additional disclosures around metrics and targets for NEO compensation.	We have increased the transparency of disclosures with respect to the metrics and targets for various NEO compensation components for both the short-term and long-term plans throughout the CD&A.

2014 Target Compensation Mix

CEO 2014 TARGET COMPENSATION	OTHER NEOs 2014 TARGET COMPENSATION (AVERAGE)

The Committee believes that CEO and NEO compensation has been well-aligned with the positive performance of the Company in 2014.

Auditors (page 65)

The Audit Committee appointed Deloitte & Touche LLP as independent registered public accountants for the Company and its subsidiaries for the year ended December 31, 2015. We are asking our stockholders to ratify this appointment.

Voting Matters	Board Vote	Page Reference
	Recommendation	(for more detail)
Proposal 1 - Election of Directors – V. Sue Molina	FOR	12
Proposal 2 - Amendment to the DTS, Inc. 2012 Equity Incentive Plan	FOR	24
Proposal 3 - Advisory Vote on Executive Compensation	FOR	64
Proposal 4 - Ratification of Independent Registered Public Accountants	FOR	65

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About the Meeting

What is the Purpose of the Annual Meeting?

At the annual meeting, stockholders will vote on: (1) the election of one Class III director, (2) the approval of an amendment to the DTS, Inc. 2012 Equity Incentive Plan, (3) the compensation of our named executive officers, on an advisory (non–binding) basis, (4) the ratification of Deloitte & Touche LLP to serve as the Company’s independent registered public accountants for the 2015 fiscal year, and (5) any other business that may properly come before the meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the record date, April 2, 2015, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting. Every stockholder of record is entitled to one vote for each share of Common Stock held. As of April 2, 2015, 17,642,726 shares of our Common Stock were outstanding and entitled to vote at the annual meeting. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 5220 Las Virgenes Road, Calabasas, California, 91302.

What are the Board of Directors’ Recommendations on the Proposals?

The Board’s recommendation is set forth together with the description of each proposal in this Proxy Statement. In summary, the Board unanimously recommends a vote FOR the nominee for director, FOR the approval of the amendment to the DTS, Inc. 2012 Equity Incentive Plan, FOR non-binding approval of the compensation of our named executive officers and FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, according to their own best judgment. At the date this Proxy Statement went to press, we did not know of any other matters that are to be presented at the annual meeting.

How do I Vote My Shares at the Annual Meeting?

Sign and date the proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the annual meeting, then you may deliver your completed proxy card in person or you may vote in person at the annual meeting.

If your shares are held in “street name” by your broker or bank, you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank may vote your shares if it has discretionary authority to vote on a particular matter. For additional information, please refer to the Q&A titled “What are broker non-votes?” below.

Can I Change My Vote After I Return My Proxy Card?

Yes, you may revoke or change your proxy at any time before the annual meeting by filing with Blake Welcher, our Executive Vice President, Legal and Licensing Operations, General Counsel, and Corporate Secretary, at 5220 Las Virgenes Road, Calabasas, California, 91302, a notice of revocation or another signed proxy card with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

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Who Will Count the Votes?

Our Executive Vice President, Legal and Licensing Operations, General Counsel, and Corporate Secretary will count the votes and act as the inspector of election.

What Does it Mean if I Get More than One Proxy Card?

If your shares are registered differently or are in more than one account, you may receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Trust Company, N.A. at (877) 282-1168, or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

What is “Householding” and How Does it Affect Me?

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding”. Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the Company has received contrary instructions from such holders. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you received a householded mailing this year and you would like to have separate copies of our proxy materials mailed to you, please submit your request to DTS, Inc., Attn: Stockholder Relations, 5220 Las Virgenes Road, Calabasas, California, 91302, or call (818) 436-1000. We will promptly send additional copies of our proxy materials upon receipt of such request. If your shares are held by a bank, broker or other nominee, once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. In the future, if you would like to receive separate copies of our proxy materials, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

What is a Quorum?

The presence at the meeting in person or by proxy of holders of a majority of the outstanding shares of our stock entitled to vote at the meeting will constitute a quorum. A quorum must be met in order to hold the meeting and transact any business, including voting on proposals. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes”, described below, will be treated as present for purposes of determining if a quorum is present.

What Vote is Required to Approve Each Proposal?

Proposal 1—Election of Directors

If a quorum is present, the nominee for director who receives a plurality of the votes cast, which means that the director nominee receiving the highest number of “For” votes, will become a Class III director. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors.

Proposal 2—Amendment to the DTS, Inc. 2012 Equity Incentive Plan

If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the amendment to the DTS, Inc. 2012 Equity Incentive Plan. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and not be entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Proposal 3—Advisory Vote on Executive Compensation

If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the non-binding executive compensation proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and not be entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

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Proposal 4—Ratification of Independent Registered Public Accountants

If a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will have no effect on this proposal.

What are Broker Non-Votes?

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise (typically referred to as being held in “street name”) and you do not instruct your broker how to vote your shares, your broker will not have discretion to vote your shares on any of the non-routine matters. A broker non-vote occurs when a broker, bank or other stockholder of record, exercising its fiduciary powers submits a proxy for the annual meeting but does not vote on a particular proposal because such holder does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants. Non-routine matters include the election of directors, the approval of the amendment to the DTS, Inc. 2012 Equity Incentive Plan and the advisory vote on executive compensation.

Broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum. We encourage you to provide instructions to your broker regarding the voting of your shares.

What Happens if I Abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, they will be treated as a “no” or “none” vote depending upon the matter to be voted upon – please see “What vote is required to approve each proposal?” above for the specific result of an abstention vote.

How Will DTS Solicit Proxies?

We have retained Computershare Trust Company, N.A. and MacKenzie Partners, Inc. to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders will be borne by us. We have retained MacKenzie Partners, Inc. and Alliance Advisors LLC as our proxy solicitors to assist in soliciting proxies and we will bear these costs, which we expect will be approximately $20,000. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers, and employees without additional compensation being paid to these persons.

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Proposal 1 — Election of Directors

The Board of Directors currently consists of five persons and is divided into three classes of directors with staggered three-year terms. There are two Class I directors, two Class II directors, and one Class III director. The two Class I directors currently consist of Mr. Craig S. Andrews and Mr. L. Gregory Ballard. The two Class II directors currently consist of Mr. David C. Habiger and Mr. Jon E. Kirchner. The Class III director is currently Ms. V. Sue Molina.

The current term of the Class III director will expire at the annual meeting this year. A director elected to Class III will serve for a term of three years, expiring at the 2018 annual meeting of stockholders, or until her successor is duly elected and qualified or her earlier death, resignation or removal.

The Nominating and Corporate Governance Committee of the Board has nominated Ms. V. Sue Molina for election at the annual meeting to serve as a Class III director.

NOMINEE FOR CLASS III DIRECTOR – V. SUE MOLINA

Ms. V. Sue Molina has served on our Board of Directors since January 2008, and currently serves as Chair of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. In 2014, she attended 100% of the Board and Committee meetings on which she serves. Ms. Molina has an extensive background in accounting and tax, previously serving as a partner at both Deloitte & Touche LLP and Ernst & Young LLP, and is the audit committee financial expert on our Board. Ms. Molina brings a wealth of experience to the Board – not only deep financial, accounting and tax knowledge, but also significant real-world board experience as she has served on a number of for-profit and not-for-profit boards and their respective committees. She has served in the capacity of Chair and member on a number of Audit, Compensation and Nominating and Corporate Governance Committees. Notably, as both member and Chair of the Company’s Audit Committee, Ms. Molina has been instrumental in developing, implementing and overseeing the Company’s remediation plans with respect to material weaknesses in the Company’s internal controls over financial reporting, including in the Company’s efforts in 2014 to remediate its previously reported material weakness related to the accounting for revenue under license agreements with non-standard financial terms. Given Ms. Molina’s extensive tax and accounting experience, she is uniquely qualified to serve on our Board and lead the Audit Committee, particularly in the remediation efforts of the Company’s current material weakness related to income taxes. Additional information regarding Ms. Molina’s qualifications, skills and experience may be found below under the section “Nominees and Continuing Directors.”

The persons named in the proxy card will vote such proxy for the election of Ms. V. Sue Molina unless you indicate that your vote should be withheld or abstained from voting. You cannot vote for a greater number of directors than one. If elected, Ms. Molina will continue in office until our 2018 annual meeting of stockholders or until her successor has been duly elected and qualified or until the earlier of their respective death, resignation or retirement. Ms. Molina has indicated to the Company that she will serve if elected. We do not anticipate that Ms. Molina will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Class III director will be elected by a plurality of the votes cast in person or by proxy at the annual meeting assuming a quorum is present, which means that the director nominee receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors.

The Board of Directors unanimously recommends a vote “FOR” the election of Ms. V. Sue Molina as director.

NOMINEE AND CONTINUING DIRECTORS

Each of our directors brings to our Board extensive management and leadership experience gained through their service as executives and has diverse experience relating to strategy, operations, capital, risk, managing technology innovations and managing business cycles. In addition, most current directors bring public company board experience—either significant experience on other boards or long-term service on our Board—that broadens their knowledge of board policies and processes, rules and regulations, and issues and solutions. Collectively, this embodiment of knowledge and experience also allows our board to efficiently address the various actions of regulatory agencies and stockholder groups seeking changes/developments in corporate governance. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is described under the section titled “Nominating and Corporate Governance Committee” below. In the paragraphs below, we describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our Board and its committees.

Set forth below is the name of the nominee for election to the office of director and each current director whose term does not expire at this time, along with their ages, the year first elected as a director, their present positions, principal occupations and other company directorships held in the past five or more years.

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Nominee for Term Expiring at the Annual Meeting of Stockholders in 2018

V. SUE MOLINA
Director Since 2008
Age 66

Skills and Qualifications:

•	Former tax partner at two of the Big Four audit firms
•	Extensive public accountant experience
•	Certified Public Accountant since 1975
•	Corporate Board experience since 2004
•	Service on Audit Committees of public companies
•	Previous member of Executive Committee, Investment Committee, Finance Committee and Compensation Committee of various boards
•	Masters of Accounting from the University of Arizona

Current Directorships:

•	Vital Voices Global Partnership (Vice Chair of the Board and member of the Executive Committee and Finance Committee)

Past Directorships:

•	Royal Neighbors of America (Vice Chair of the Board and Audit Committee Chair with service on Executive Committee, Investment Committee, Compensation Committee)
•	Sucampo Pharmaceuticals, Inc. (Compensation Committee Chair and Member of Audit Committee)
•	Advisory Board of the Claremont McKenna College Berger Institute for Work, Family and Children (Chair of the Board during last 3 years)

DTS Committee Assignments:

•	Audit Committee Chair
•	Nominating and Corporate Governance Committee Member

V. Sue Molina, 66, has served on our Board of Directors since January 2008, and currently serves as Chair of our Audit Committee and serves on our Nominating and Corporate Governance Committee. From November 1997 until her retirement in May 2004, she was a tax partner at Deloitte & Touche LLP, an international accounting firm, serving from 2000 until May 2004 as the national partner in charge of Deloitte’s Initiative for the Retention and Advancement of Women. Prior to that, she spent twenty years with Ernst & Young LLP, an international accounting firm, the last ten years as a partner. Ms. Molina has prior board experience serving on the Board of Directors, chair of the Compensation Committee and member of the Audit Committee of Sucampo Pharmaceuticals, Inc., and on the Board of Directors, chair of the Audit Committee and a member of the Compensation Committee of Royal Neighbors of America. She holds a B.S.B.A. and a Masters of Accounting degree from the University of Arizona. Ms. Molina was selected to serve on our Board due to her extensive accounting and financial expertise, her experience in advising Boards and her past service on Boards of public companies.

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Continuing Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2016

CRAIG S. ANDREWS
Director Since 2010
Age 62

Skills and Qualifications:

•	CFO and COO experience
•	Extensive legal experience as Senior Counsel and Partner at various law firms
•	More than 35 years of board advisory experience
•	Expertise in general business and corporate law
•	Served as Director of numerous public companies
•	Role in the formation and development of numerous companies
•	J.D. from University of Michigan

Past Directorships:

•	Rubio’s Restaurants, Inc. (Nominating and Corporate Governance Committee Chair and member of Compensation Committee)
•	Encad, Inc.
•	Collateral Therapeutics, Inc.

DTS Committee Assignments:

•	Lead Independent Director
•	Compensation Committee Member
•	Nominating and Corporate Governance Committee Member

Craig S. Andrews, 62, has served as a member of our Board of Directors since June 2010, and currently serves as our Lead Independent Director and on our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Andrews has been Senior Counsel to the law firm of DLA Piper LLP (US) since January 2010, and was a partner at the firm from May 2008 through January 2010, and served as Co-Chairman of the firm’s Emerging Company Practice Group. Mr. Andrews has also been Chief Operating Officer of Renova Therapeutics, Inc., a privately held gene therapy company, since June 2008. From March 2003 to June 2008, he was a stockholder of Heller Ehrman, LLP. From March 1987 to February 2003, he was a partner at the Brobeck, Phleger & Harrison law firm, other than for the period from May 2000 to January 2002, during which he spent time as the vice-president of business development at Air Fiber, Inc., a private telecommunications company, and as a partner at the law firm of Latham & Watkins. Mr. Andrews has been advising boards of directors of public and private companies for more than 35 years, with a focus in representing emerging-growth companies, as well as an expertise in general business and corporate law. Mr. Andrews has played an important role in the formation and development of numerous companies. From September 1999 until its sale in 2010, he was a director of Rubio’s Restaurants, Inc. (formerly a NASDAQ listed company), where he was the chairman of the nominating and corporate governance committee and a member of the company’s compensation committee. He has previously served as director of numerous other public and private companies, including Encad, Inc. (formerly a NASDAQ listed company) and Collateral Therapeutics, Inc. (formerly a NASDAQ listed company). Mr. Andrews received a B.A. degree from the University of California, Los Angeles, and a J.D. from the University of Michigan. Mr. Andrews was selected to serve on our Board due to his vast experience in advising boards and companies with respect to legal and general business matters.

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Continuing Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2016

L. GREGORY BALLARD
Director Since 2008
Age 61

Skills and Qualifications:

•	Extensive experience in mobile technology and gaming
•	International experience in technology-based companies, including those with operations in Asia
•	Former CEO and/or President of several public and private companies in areas related to the Company’s business
•	Current Senior Vice President at Warner Bros. Interactive Entertainment with responsibility for P&L of approximately $150 million
•	J.D. from Harvard Law School

Past Directorships:

•	Glu Mobile Inc.
•	Pinnacle Systems, Inc. (Compensation Committee Member)
•	Imagine Games Network
•	THQ Inc. (Audit Committee Chair)

DTS Committee Assignments:

•	Nominating and Corporate Governance Committee Chair
•	Audit Committee Member

L. Gregory Ballard, 61, has served as a member of our Board of Directors since May 2008, and currently serves as Chair of our Nominating and Corporate Governance Committee and also serves on our Audit Committee. He currently serves as Senior Vice President of Mobile, Social and Emerging Platforms for Warner Bros. Interactive Entertainment. From May 2010 to September 2010, Mr. Ballard served as Chief Executive Officer of Transpera, Inc., a mobile video advertising network. From October 2003 through December 2009, Mr. Ballard served as President & Chief Executive Officer of Glu Mobile Inc., a publisher of mobile video games. From April 2007 to November 2009, Mr. Ballard served as a director of Glu Mobile Inc., a public reporting company. Previously, Mr. Ballard has also served on the board of Pinnacle Systems, Inc., Imagine Games Network and THQ Inc. He has also served on the Compensation Committee of Pinnacle Systems, Inc. Prior to joining Glu Mobile in October of 2003, Mr. Ballard consulted for Virgin USA, Inc. from April 2003 to September 2003. Prior to that, he served as Chief Executive Officer at SONICblue Incorporated, a manufacturer of ReplayTV digital video recorders and Rio digital music players, from August 2002 to April 2003, when it filed for Chapter 11 bankruptcy protection. Mr. Ballard was also Executive Vice President of Marketing and Product Management at SONICblue from April 2002 to August 2002. Between July 2001 and April 2002, Mr. Ballard worked as a consultant. Mr. Ballard served as Chief Executive Officer of MyFamily.com, Inc. (later Ancestry.com), a subscription-based Internet service, from January 2000 to July 2001. Previously, he served as Chief Executive Officer or in another senior executive capacity with 3dfx Interactive, Inc., an advanced graphics chip manufacturer, Warner Custom Music Corp., a division of Time Warner, Inc., Capcom Entertainment, Inc., a developer and publisher of video games, and Digital Pictures, Inc., a video game developer and publisher. Mr. Ballard holds a B.A. degree in Political Science from the University of Redlands and a J.D. from Harvard Law School. Mr. Ballard was selected to serve on our Board due to his substantial experience as an executive and chief executive officer with a number of public and private companies in areas related to the Company’s business.

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Continuing Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2017

DAVID C. HABIGER
Director Since 2014
Age 46

Skills and Qualifications:

•	Former Public Company CEO
•	Extensive experience in digital media and entertainment
•	Audit Committee experience and financial expertise
•	Recipient of Ernst & Young Entrepreneur of the Year Award
•	Chosen as one of the Digital Power 50 by the Hollywood Reporter
•	Selected as one of Corporate Leader Magazine’s 40 under 40 Business Leaders
•	Member of the National Association of Corporate Directors
•	Serves on the Advisory Board of the University of Chicago Center for Entrepreneurship
•	MBA from the University of Chicago

Current Directorships:

•	Control4 Corporation, Echo Global Logistics, Inc. (Audit Committee Chair), Enova International, Inc., Immersion Corporation, Textura Corporation (Audit Committee Chair) and RealD Inc.

DTS Committee Assignments:

•	Compensation Committee Chair
•	Audit Committee Member

David C. Habiger, 46, has served on our Board of Directors since March 2014, and currently serves as Chair of our Compensation Committee and also serves on our Audit Committee. Mr. Habiger is currently a Senior Advisor at Silver Lake Partners and a Venture Partner with the Pritzker Group. He is the former Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions that was acquired by Cisco in August 2012. In 2011, he was named an Ernst & Young Entrepreneur of the Year and in 2010 for Northern California, Hollywood Reporter chose him as one of their Digital Power 50. In 2008, he was chosen as one of Corporate Leader Magazine’s 40 under 40 business leaders. Mr. Habiger worked with the founding members of Sonic Solutions from 1992 to 2011 and served as President and Chief Executive Officer of Sonic from 2005 to 2011. As CEO of Sonic, he led the company as it redefined its core e-Commerce business and established a leadership role as one of the largest global providers of premium movies and TV shows via web connected consumer electronics and mobile devices. He serves as a director for Control4 Corporation, Echo Global Logistics, Inc., Enova International, Inc., Immersion Corporation, Textura Corporation, and RealD Inc. He is a member of the National Association of Corporate Directors and is on the Advisory Board of the University of Chicago Center for Entrepreneurship. Mr. Habiger received a bachelor’s degree in business administration from St. Norbert College and an MBA from the University of Chicago. Mr. Habiger was selected to serve on our Board due to his extensive experience in the digital media and entertainment industries and his in-depth knowledge and understanding of the consumer electronics industry.

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Continuing Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2017

JON E. KIRCHNER
Director Since 2002
Age 47

Skills and Qualifications:

•	Extensive Company experience in senior leadership roles of CEO, President, COO and CFO
•	International accounting firm experience in consulting and audit groups
•	Recipient of Ernst & Young Technology Entrepreneur of the Year Award for Greater Los Angeles
•	Honored with Digital 25: Leaders in Emerging Entertainment Award by the Producers Guild of America
•	Recognition for significant contribution to the advancement of digital entertainment
•	Certified Public Accountant

Current Directorships:

•	Free Stream Media Corporation (Samba TV)

DTS Committee Assignments:

•	None – All committee members are independent directors
•	Serves as Chairman of the Board and Chief Executive Officer of the Company

Jon E. Kirchner, 47, has served as our Chairman of the Board of Directors and Chief Executive Officer since February 2010. From September 2001 to February 2010, he served as our President and Chief Executive Officer. He has been a member of our Board of Directors since August 2002. Since joining us in 1993, Mr. Kirchner has served in a number of senior leadership roles including President, COO and CFO. Previously, Mr. Kirchner worked for the consulting and audit groups at Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an international accounting firm. During his tenure at Price Waterhouse LLP, he advised clients on a range of strategy, finance, operations and valuation issues. In 2012, Mr. Kirchner received the Ernst & Young Technology Entrepreneur of the Year Award for Greater Los Angeles. In 2011, Mr. Kirchner was honored by the Producers Guild of America, receiving the “Digital 25: Leaders in Emerging Entertainment” award for being among the visionaries that have made significant contributions to the advancement of digital entertainment and storytelling. Since June of 2012, Mr. Kirchner has served on the Board of Directors of Free Stream Media Corporation (Samba TV), a leader in developing cross platform TV experiences for consumers and advertisers. Mr. Kirchner is a Certified Public Accountant and received a B.A. in Economics, cum laude, from Claremont McKenna College. Mr. Kirchner was selected to serve on and lead our Board due to his detailed knowledge of all aspects of the operations of the Company, his accounting background and exposure to a number of industries, giving him sound, practical business judgment. We believe that given the size, scope, complexity and expected rapid growth in our business, that oversight, communication, and direction between the Board and management is best achieved by having our CEO also serve as Chairman of the Board of Directors.

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Governance of the Company

Pursuant to the Delaware General Corporation Law and our amended and restated bylaws (“Bylaws”), our business, property and other affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

BOARD LEADERSHIP

Our Corporate Governance Guidelines state that the Board is free to choose its Chair in any manner that is in the best interests of the Company at the time. When the Chairman also serves as the Company’s Chief Executive Officer, as Mr. Kirchner does, or when the Chair is not independent, the Board, by majority vote of the Independent Directors, may designate an Independent Director to serve as the “Lead Independent Director.” Mr. Andrews currently serves as our Lead Independent Director. The Board believes that this leadership structure is best for the company at the current time, as it appropriately balances the need for the Chief Executive Officer to run the company on a day-to-day basis with involvement and authority vested in an outside independent Board member, the Lead Independent Director. The role of our Lead Independent Director is fundamental to our decision to combine the Chief Executive Officer and Chairman positions. Our Lead Independent Director assumes many functions traditionally within the purview of a Chairman of the Board. Under our Corporate Governance Guidelines, our Lead Independent Director must be independent.

The specific responsibilities of the Lead Independent Director are as follows:

•	Act as a principal liaison between the Independent Directors and the Chairman on sensitive issues;

•	Develop the agenda for and moderate executive sessions of the Board’s Independent Directors;

•	Provide feedback to the Chairman regarding matters discussed in executive sessions of the Independent Directors;

•	Work in collaboration with the Chairman in developing the agendas for Board meetings;

•	Consult with the Chairman as to an appropriate schedule of Board meetings, seeking to ensure that the Independent Directors can perform their duties responsibly while not interfering with the flow of Company operations;

•	Consult with the Chairman as to the quality, quantity, and timeliness of the flow of information from Company management that is necessary for the Independent Directors to effectively and responsibly perform their duties;

•	Preside at any meeting of the Board at which the Chairman is not present; and

•	Work in collaboration with the Nominating and Corporate Governance Committee and the Chairman with respect to the implementation and periodic review and, as appropriate, alteration of the Company’s Corporate Governance Guidelines.

RISK MANAGEMENT

Pursuant to our Corporate Governance Guidelines, the Board’s Risk Management Process includes reviewing and assessing business enterprise risk and other major risks facing the company, and evaluating management’s approach to addressing such risks. On an ongoing basis, the Board and the Company, in the development and implementation of its strategic growth initiatives, discuss key risks facing the Company, plans for addressing these risks and the Company’s risk management practices overall. In addition, our Board committees consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our internal audit group, our Compensation Committee periodically reviews the Company’s compensation programs to ensure that they do not encourage excessive risk taking, and our Nominating and Corporate Governance Committee is tasked with discussing and monitoring best practices for managing all levels of risk. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.

Our management is responsible for day-to-day risk management and regularly reports on risks to the Board or relevant Board committee. With help from the internal audit group as to internal and disclosure control risks, management monitors and tests company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

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COMPENSATION RISK ASSESSMENT

In setting each element of executive compensation, the Compensation Committee considers the level of risk taking that any element may promote. Our Compensation Committee believes it is important to incentivize our executive officers to achieve annual company and individual objectives, but balance promotion of such short-term interests with incentives that promote building long-term stockholder value. The Compensation Committee believes the amount of long-term equity incentives included in our executive compensation packages mitigates the potential for excessive short-term risk taking. All of our named executive officers’ equity awards vest over a period of time, with time-based awards generally vesting annually over four years, and the Compensation Committee strongly believes in the value of equity awards to align interests with our stockholders and has historically granted equity awards annually.

Our Compensation Committee has conducted an internal assessment of our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. The Compensation Committee concluded that the Company’s compensation programs do not motivate excessive risk taking and any risks involved in compensation are unlikely to have a material adverse effect on the Company. Included in the analysis were such factors as the behaviors being induced by our fixed and variable pay components, the balance of short-term and long-term performance goals in our incentive compensation system, the established limits on permissible incentive award levels, the oversight of our Compensation Committee in the operation of our incentive plans and the high level of Board involvement in approving material investments and capital expenditures.

BOARD AND COMMITTEES OF THE BOARD; DIRECTOR INDEPENDENCE

The Board of Directors currently consists of five persons—Mr. Andrews, Mr. Ballard, Mr. Habiger, Mr. Kirchner and Ms. Molina. Mr. Andrews, Mr. Ballard, Mr. Habiger and Ms. Molina are not, and have never been, employees of our Company or any of our  subsidiaries and the Board has determined that each of these directors is independent in accordance with the requirements regarding director independence set forth under applicable rules of the NASDAQ Stock Market.

The Board currently has the following three standing committees, with the following members:

Member(1)	Audit	Compensation	Nominating and Corporate Governance
Craig S. Andrews
L. Gregory Ballard
David C. Habiger
V. Sue Molina
Number of Meetings During 2014	7	7	4
= Chair	= Member	= Financial Expert	= Lead Independent Director

(1)	Joerg D. Agin was not nominated for re-election to the Board of Directors at the 2014 Annual Meeting of Stockholders due to the Company’s tenure policy. As such, Mr. Agin’s term ended on May 15, 2014. Ronald N. Stone resigned from our Board of Directors on May 15, 2014, in accordance with the Company’s age limit policy. Bradford D. Duea resigned from his position as a member of the Board of Directors and Audit and Compensation Committees effective February 8, 2015. Mr. Ballard was appointed a member of the Audit Committee effective February 12, 2015, replacing Mr. Duea. The membership position held by Mr. Duea on the Compensation Committee was not replaced. The Company believes that its current Audit Committee and Compensation Committee composition is in compliance with NASDAQ Listing Rules 5605(c) and 5605(d), respectively.

During 2014, the Board held 16 meetings. Each director attended or participated in greater than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director and (ii) the total number of meetings of all committees of the Board on which he or she served during the period that he or she served, with the exception of Mr. Stone who attended 57% of such meetings. During each Board and Committee meeting, the independent directors held regular executive sessions without management present. On an annual basis, the Board conducts an evaluation of the performance of the Board, each committee and each individual Board member.

Although the Company has no formal policy regarding director attendance at annual meetings, it does expect all members of the Board to attend the 2015 annual meeting. All nominees for director and continuing members of our Board attended the 2014 annual meeting.

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The Board has adopted a charter for each of the three standing committees, which it reviews at least annually. The Board has also adopted a code of ethics and a code of conduct that apply to all of our employees, officers and directors. You can find links to these materials on our website at www.dts.com under the “Investor Relations” and then “Corporate Governance” links. A printed copy may also be obtained by any stockholder upon request. Any waiver of the code of ethics for our executive officers or directors must be approved by our Board. We will disclose future amendments or waivers to our code of ethics on our website, www.dts.com, within four business days following the date of the amendment or waiver. The information on our website is not incorporated by reference in this Proxy Statement.

Audit Committee

Each member of the Audit Committee is independent as determined by the NASDAQ Stock Market listing standards as they apply to Audit Committee members. The Audit Committee is a standing committee of, and operates under a written charter adopted by, our Board of Directors. The Audit Committee reviews and monitors our financial statements and accounting practices; appoints, determines the independence of and funding for, and oversees our independent registered public accountants; reviews the results and scope of the Company’s annual audit and other services provided by our independent registered public accountants; reviews and evaluates our audit and control functions and reviews and approves any related party transactions. Ms. Molina chairs the Audit Committee. The Audit Committee met seven times during 2014.

Audit Committee Financial Expert. The Board has determined that Ms. Molina qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

Compensation Committee

Each member of the Compensation Committee is independent as determined under the NASDAQ Stock Market listing standards and an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee makes decisions and recommendations regarding salaries, benefits, and incentive compensation for our directors and executive officers and administers our incentive compensation and benefit plans, including our 2012 Equity Incentive Plan (the “2012 Plan”), our 2006 Stock Incentive Plan acquired with SRS, our 2014 New Employee Incentive Plan, our 2013 Employee Stock Purchase Plan and our 2013 Foreign Subsidiary Employee Stock Purchase Plan. Mr. Habiger chairs the Compensation Committee. The Compensation Committee met seven times during 2014.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee is independent for the purposes of the NASDAQ Stock Market listing standards. Mr. Ballard chairs the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times during 2014. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities by:

•	identifying and approving individuals qualified to serve as members of our Board of Directors;

•	selecting director nominees for each election of directors;

•	recommending to the Board appointment of directors as committee members and committee chairs;

•	reviewing, at least annually, compliance of Board and committee independence and other listing requirements;

•	reviewing, at least annually, each committee charter and recommending changes to the Board;

•	reviewing and confirming, at least annually, the Company’s compliance with its insider trading policy;

•	reviewing, periodically, the Company’s succession plans;

•	overseeing and administering the Board’s annual evaluation of its performance; and

•	developing and recommending to our Board updated Corporate Governance Guidelines and providing oversight with respect to corporate governance and ethical conduct.

While we do not have a formal diversity policy, we do seek a diversified Board. Our Nominating and Corporate Governance Committee believes it is important for our Board to have diversity and takes into account a number of the following factors when considering director nominees:

•	independence from management;

•	age, gender and ethnic background;

•	educational and professional background;

•	relevant business experience;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses and service on other boards;

•	potential conflicts of interest with other pursuits;

•	legal considerations such as antitrust issues;

•	the needs of the Board and the Company with respect to the particular talents, experience and diversity of its directors;

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•	corporate governance background, to enable the committee to determine whether the candidate would be suitable for Nominating and Corporate Governance Committee membership;
•	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;
•	executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and
•	the size and composition of the existing Board.

Before nominating a sitting director for re-election at an annual meeting, the committee will further consider:

•	the director’s performance on the Board; and
•	whether the director’s re-election would be consistent with the Company’s Corporate Governance Guidelines, including the term and age limitations set forth therein.

The Nominating and Corporate Governance Committee discussed these factors in identifying the nominee for our Class III director.

The Nominating and Corporate Governance Committee will also consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Company’s Corporate Secretary and include the following information:

•	a statement that the writer is a stockholder, with satisfactory proof thereof, and is proposing a candidate for consideration by the committee;

•	the name of and contact information for the candidate;

•	a detailed statement of the candidate’s business and educational experience as well as how the candidate supports the diversity factors above;

•	information regarding the candidate, as required from time to time by the Nominating and Corporate Governance Committee, and as disclosed in the Company’s annual Proxy Statement sufficient to enable the committee to evaluate the candidate;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and its affiliates and associates, on the one hand, and the candidate, on the other hand;

•	a statement as to whether the proposed candidate meets the director independence criteria established by the NASDAQ;

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected; and

•	any other information or other documents or agreements required of a Director nominee or requested by the Company.

Other Committees

Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS AND MANAGEMENT

Any stockholder who desires to contact any member of our Board of Directors or management can write to:

DTS, Inc.

Attn: Stockholder Relations

5220 Las Virgenes Road

Calabasas, California, 91302

Your letter should indicate that you are a DTS stockholder. Depending on the subject matter, our stockholder relations personnel will:

•	forward the communication to the Director or Directors to whom it is addressed;
•	forward the communication to the appropriate management personnel;
•	attempt to handle the inquiry directly, for example, where it is a request for information about the Company, or it is a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

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COMPENSATION OF DIRECTORS

We currently pay our Lead Independent Director an annual retainer of $60,000 and each of our other non-employee directors an annual retainer of $35,000. In addition, we pay each of our non-employee directors the following annual retainers for their service as a member, or chair, as applicable, of our Board committees:

Annual Retainers for Committee Members:
Audit Committee	$7,000
Compensation Committee	$7,000
Nominating and Corporate Governance Committee	$4,000
Annual Retainers for Committee Chairs:
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$8,000

All Board and committee retainers are paid in equal quarterly installments over the course of each year of a director’s service on the Board or applicable committee. We also reimburse all non-employee directors for reasonable expenses related to our Board or committee meetings.

In addition, newly elected or appointed non-employee directors receive initial equity award grants. On March 28, 2014, the Compensation Committee granted David C. Habiger 17,607 stock options and 6,392 restricted stock units in connection with his appointment as a director. The vesting terms of such awards are as follows: (i) the stock option awards vest and become exercisable in three equal annual installments on the anniversary of the date of grant for so long as the non-employee director continuously remains a director of, or a consultant to, the Company; and (ii) the restricted stock awards vest over a period of three years in three equal installments on each annual anniversary of the vest commencement date per the award’s grant agreement, for so long as the non-employee director continuously remains a director of, or a consultant to, the Company.

Our non-employee directors who were non-employee directors during the 6-month period prior to the grant date also receive an annual grant of equity awards to provide them with additional incentives and promote the success of our business. On May 15, 2014, the Compensation Committee granted restricted stock units (RSUs) under the 2012 Plan to our non-employee directors who were non-employee directors during the 6-month period prior to the grant date. The Compensation Committee granted two RSU awards to each continuing non-employee director following our 2014 Annual Meeting of the Stockholders. Each award represented 3,488 shares of our common stock. One award vests in full on the earlier of (i) the one year anniversary of the date of grant or (ii) immediately prior to commencement of the Company’s 2015 Annual Meeting of Stockholders. For the second award, 50% of the units will vest on the earlier of (i) the one year anniversary of the date of grant or (ii) immediately prior to commencement of the Company’s 2015 Annual Meeting of Stockholders; and the remaining 50% of the units will vest on the earlier of (i) the two year anniversary of the date of grant or (ii) immediately prior to commencement of the Company’s 2016 Annual Meeting of Stockholders. In all cases, vesting is contingent upon the director remaining a director of, or consultant to, the Company through each vesting date.

All non-employee director options granted under the 2012 Plan are non-statutory stock options. Options must be exercised, if at all, within three months after a non-employee director’s termination of service, except in the case of death in which event the director’s estate shall have one year from the date of death to exercise the option. However, in no event shall any option granted to a director be exercisable later than the expiration of the option’s term. In the event of our merger with another corporation or another change of control, all outstanding options and restricted stock units held by non-employee directors will vest in full.

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The following table shows compensation information for our non-employee directors for fiscal year 2014.

2014 DIRECTOR COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
	Fees			Non-Equity	Value and
	Earned			Incentive	Nonqualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)	Earnings ($)	($)	($)
David C. Habiger(5)	49,750	126,242	127,329	—	—	—	303,321
Bradford D. Duea(6)	45,500	118,801	—	—	—	37,500	201,801
Craig S. Andrews	66,750	118,801	—	—	—	—	185,551
V. Sue Molina	59,500	118,801	—	—	—	—	178,301
L. Gregory Ballard	41,000	118,801	—	—	—	—	159,801
Joerg D. Agin(7)	33,500	—	—	—	—	—	33,500
Ronald N. Stone(8)	31,000	—	—	—	—	—	31,000

(1)	Jon E. Kirchner, our Chairman and Chief Executive Officer, is not included in this table because he did not receive compensation for his service as a director. The compensation received by Mr. Kirchner is shown in the “Summary Compensation Table”.

(2)	The Company pays each of its non-employee directors cash amounts for his or her service as a Board and/or Committee member in quarterly installments, as described above.

(3)	Reflects the aggregate grant date fair value of stock awards granted by the Company in 2014, as determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Upon his appointment as a new director, Mr. Habiger received a grant of 6,392 restricted stock units. Pursuant to GAAP, the grant date fair value of this grant was $126,242, which is based on the grant date fair value per share of $19.75, the closing price of our common stock on March 28, 2014. The other non-employee directors each received two grants of restricted stock units on May 15, 2014, the date of our 2014 Annual Meeting of Stockholders. Each grant consisted of 3,488 restricted stock units, for a total of 6,976 restricted stock units granted to each non-employee director other than Mr. Habiger. Pursuant to GAAP, the grant date fair value of the two restricted stock unit grants combined was $118,801, which is based on the grant date fair value per share of $17.03, the closing price of our common stock on May 15, 2014. As of December 31, 2014, our non-employee directors did not hold any other unvested stock awards.

(4)	Reflects the aggregate grant date fair value of option awards granted by the Company in 2014, as determined in accordance with GAAP. Compensation expense is calculated based on the grant date fair value of the stock options, which is based on the Black-Scholes option valuation method using the assumptions described in Footnote 12, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015. Upon his appointment as a new director, Mr. Habiger received a grant of an option to purchase 17,607 shares of our common stock. Pursuant to GAAP, the grant date fair value of his option grant determined using the Black-Scholes method was $127,329. As of December 31, 2014, our non-employee directors had outstanding options to purchase the following aggregate number of shares of our common stock: David C. Habiger – 17,607; Bradford D. Duea – 33,894; Craig S. Andrews – 33,894; V. Sue Molina – 53,394; L. Gregory Ballard – 42,394.

(5)	On March 28, 2014, the Board of Directors appointed Mr. Habiger to serve as a Class II director of the Company. At our 2014 Annual Meeting of Stockholders, Mr. Habiger was elected to serve as a director until the 2017 Annual Meeting of Stockholders.

(6)	Column (g) reflects compensation received for consulting services provided by Mr. Duea to the Company in 2014. Mr. Duea resigned from our Board of Directors on February 8, 2015.

(7)	Mr. Agin was not nominated for re-election to the Board of Directors at the 2014 Annual Meeting of Stockholders due to the Company’s tenure policy. As such, Mr. Agin’s term ended on May 15, 2014.

(8)	Mr. Stone resigned from our Board of Directors on May 15, 2014, in accordance with the Company’s age limit policy.

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Proposal 2 —	Amendment to the DTS, Inc. 2012 Equity Incentive Plan

We operate in a highly competitive and challenging marketplace in which our success depends to a great extent on our ability to attract and retain high-caliber employees and directors. One of the tools our Compensation Committee (the “Committee”) regards as essential in addressing these challenges is a competitive equity incentive program, which plays an important part in our pay-for-performance philosophy. Further, it should be noted that for the high-caliber talent that we seek, equity is considered a critical element when evaluating competing offers of employment. Our equity compensation program is designed to provide a vehicle under which a variety of stock-based and other awards can be granted to key employees and directors of the Company and its subsidiaries. The purpose of our equity compensation program is to promote the success and enhance the value of the Company by linking the interests of key employees and directors of the Company to those of our stockholders and providing such persons with a chance to share in the value created by their efforts.

As of March 31, 2015, a total of just 186,858(1) shares remained available for the future grant of awards under all of our plans. If the requested increase in the number of shares authorized for issuance described below is not approved, we do not expect to have sufficient shares to meet our anticipated equity compensation needs in 2015 and thereafter. In that event, we will need to compensate for the resulting fewer or lack of equity incentives we are able to offer by increasing cash-based compensation elements in order to retain and compete for top talent in a highly competitive market.

SUMMARY OF THE AMENDMENT

At the 2015 annual meeting, stockholders will be asked to approve an amendment to the DTS, Inc. 2012 Equity Incentive Plan (the “2012 Plan”). The Board of Directors (the “Board”) adopted the 2012 Plan on April 9, 2012, subject to and effective upon its approval by the Company’s stockholders, which occurred on May 10, 2012. The amendment to the 2012 Plan was adopted by the Committee on April 7, 2015, subject to the approval of the Company’s stockholders.

This amendment is presented as Amendment Number 1 to the 2012 Plan in Appendix A, on page A-24.

Request for Additional Shares

The amendment increases the number of shares authorized for issuance under the 2012 Plan by 1,000,000 shares of our common stock. These additional shares are required to meet our equity compensation needs over the next year in order to continue competing for talent in a highly competitive market. Refer to “Determination of Shares Requested” on page 26 for additional information.

Addition of Minimum Vesting Requirement

The amendment also adds a provision to the 2012 Plan requiring a minimum period of vesting with respect to stock options granted under the 2012 Plan of one (1) year from the date of grant. We believe this requirement helps ensure awards granted under the 2012 Plan provide long-term retention value. For other features of the 2012 Plan, refer to “Highlights of the 2012 Plan” on page 25.

KEY CONSIDERATIONS

Given the importance of this amendment, we have considered the guidelines of proxy advisory firms in formulating our proposal. Members of management have retained a significant number of stock options over time showing confidence in the Company’s future growth prospects, which has contributed to the Company’s current overhang and dilution. In addition, the Company’s ongoing share buyback program, through which management has returned in excess of $154 million to shareholders, exacerbates the overhang and dilution computation by further reducing total shares outstanding. In light of these factors, we have carefully considered the guidelines of proxy advisory firms in determining the number of additional shares requested.

(1)	Includes the impact of 133,910 performance-based restricted stock units granted in 2014 at 100% of target. Excludes the impact of 133,070 restricted stock units and 99,150 performance-based restricted stock units granted in 2015 (the “2015 Awards”), which are currently to be settled in cash as we do not have sufficient shares available under the 2012 Plan to settle these awards in stock. If additional shares are authorized by stockholders for issuance under the 2012 Plan, and in the opinion of the Committee such additional shares will be sufficient to settle the 2015 Awards in shares of stock, then the 2015 Awards will subsequently be settled in shares of stock. However, as we currently do not have such shares available, the 2015 Awards are considered to be settled in cash.

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In evaluating this proposal for additional shares, we believe stockholders should consider the following points:

•	Our overhang and dilution is in large part attributed to key executives retaining awards, including those that are “in the money”, as they believe in the future prospects of the Company.

•	We have used our share buyback program to not only return value to our stockholders but also to materially offset the dilutive impact of equity grants. To date, we have repurchased over 6 million shares, returning approximately $154 million dollars in value back to stockholders.

•	Our equity incentive programs are used to incentivize and retain key employees across the entire organization, including executives. Our equity incentive plans are broad-based and a significant number of awards are granted to non-executive employees.

•	Our acquisitions have utilized a portion of our equity pool in retention of key acquired employees.

•	Our grants to executives are in line with and guided by our peer group and recommendations of the Committee’s independent consultant. For additional information on our peer group, please refer to “Competitive Positioning” in our CD&A.

•	In early 2015, due to our limited number of shares available for grant, we did not have enough shares for our annual grant to executives and employees. As a result, the Committee made an annual grant of stock-settled awards to employees using our remaining shares available, and made an annual grant of awards to executives that currently will be settled in cash, if additional shares are not approved. For additional information, please refer to “Long-Term Incentives” within our CD&A.

The Board believes that the 2012 Plan serves a critical role in rewarding and retaining the high-caliber employees and directors essential to our success and in motivating these individuals to strive to meet our goals. Therefore, the Board strongly urges stockholders to vote for approval of the amendment to the 2012 Plan.

HIGHLIGHTS OF THE 2012 PLAN

The 2012 Plan replaced our 2003 Equity Incentive Plan (the “Predecessor Plan”). The 2012 Plan authorizes the Committee to provide incentive compensation in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and units, other stock-based awards, cash-based awards and deferred compensation awards. The 2012 Plan originally authorized the issuance of up to 1,500,000 shares, increased by the aggregate number of shares of stock that remained available for the future grant of awards under the Predecessor Plan immediately prior to its termination upon the effective date of the 2012 Plan; and the number of shares subject to any option or other award outstanding under the Predecessor Plan that expire or are forfeited for any reason after such date.

We believe that the key features of the 2012 Plan reflect best compensation practices. These include:

•	No evergreen provision – The 2012 Plan does not contain an annual “evergreen” provision. The 2012 Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities that may be issued under the 2012 Plan.

•	No liberal share counting on stock options or SARs – Shares that are tendered by holders or withheld by us to pay the exercise price of a stock option or stock appreciation right, or to satisfy tax withholding obligations upon exercise of a stock option or stock appreciation right, will not be available for future awards. In addition, if a stock appreciation right is exercised, we will subtract from the shares available under the 2012 Plan the full number of shares subject to the portion of the stock appreciation right actually exercised, regardless of the number of shares actually used to settle such stock appreciation right upon exercise.

•	No repricing of stock options or SARs – Stock options and stock appreciation rights may not be repriced or exchanged for new awards with a lower exercise price or cash without the approval of our stockholders.

•	No discounted stock options or SARs – No discount from fair market value is permitted in setting the exercise price of stock options and stock appreciation rights.

•	Minimum vesting period – As amended, the 2012 Plan requires that stock options have a minimum vesting period of one (1) year from the date of grant.

•	Fungible share pool – Each share subject to a full value award will reduce the number of shares remaining available for grant under the 2012 Plan by 1.71 shares.

•	No single trigger acceleration or tax gross-up – The 2012 Plan does not include any single trigger acceleration or tax gross-up provisions.

•	Administered by Independent Compensation Committee – The 2012 Plan is administered by a fully independent Compensation Committee.

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DETERMINATION OF SHARES REQUESTED

If approved by the stockholders, the 1,500,000 shares originally available for issuance under the 2012 Plan would be increased by 1,000,000 shares to 2,500,000 shares. As of March 31, 2015, 128,247(1) shares remain available for grant under the 2012 Plan, and 186,858(1) shares remain available for grant under all of our plans in the aggregate. If approved by the stockholders, the estimated number of shares available for issuance under all plans combined, would be increased to 1,186,858. However, this amount would be reduced by 397,096(2) shares due to the 2015 executive grants, which are currently not being deducted from shares available for grant and are currently considered to be settled in cash. As a result, the remaining number of shares available for future issuance under all plans combined, after taking into account awards that have already been granted in 2015, would be 789,762. We believe this number is sufficient to meet our retention needs over the next year.

Shares Available and Awards Outstanding Under All Plans

In connection with its acquisition of SRS Labs, Inc. (“SRS”) in 2012, the Company assumed the SRS 2006 Stock Incentive Plan (as amended on April 15, 2011) (the “SRS 2006 Plan”), and all remaining shares available for issuance under the SRS 2006 Plan. These assumed shares (after conversion into shares of the Company’s common stock) became available for the award of equity grants to service providers to SRS who became service providers to the Company (or its subsidiaries), and to newly hired service providers to the Company and its subsidiaries. Upon its assumption, 233,848 shares of our common stock became available for issuance under the SRS 2006 Plan, together with such number subject to awards under the SRS 2006 Plan that are forfeited or terminate unexercised. As of March 31, 2015, a total of 272,525 shares have been made subject to awards under this plan, and 51,901 shares remain available for grant.

In 2014, the Committee and Board concluded that there were insufficient shares available for grants under the 2012 Plan and the SRS 2006 Plan to meet the needs to make equity awards to existing employees and to newly hired employees. Therefore, on August 14, 2014, in accordance with NASDAQ Listing Rule 5635(c), as previously disclosed on our Current Report on Form 8-K filed with the SEC on August 20, 2014, the Board adopted the 2014 New Employee Incentive Plan (the “New Hire Plan”) for the purpose of making equity inducement awards to newly hired employees. A total of 50,000 shares were reserved for issuance under the New Hire Plan. As of March 31, 2015, a total of 43,290 shares have been made subject to awards under the New Hire Plan, and 6,710 shares are available for grant. In the future, the Committee may approve additional shares for issuance under this plan based on our hiring needs.

As described above, the 2012 Plan replaced the Predecessor Plan which previously had an “evergreen” provision which annually increased the number of shares available for issuance. In order to continue to make equity awards under the 2012 Plan at a level the Committee believes is necessary to adequately incentivize and retain the Company’s (and its subsidiaries’) key employees and directors, the Committee believes it is necessary to increase the number of shares available for issuance under the 2012 Plan.

As of March 31, 2015, options were outstanding under the 2012 Plan for a total of 967,607 shares of our common stock and a total of 566,176(1) shares subject to unvested awards of “full value awards” (e.g., an award settled in stock, other than an option, stock appreciation right or other award that requires the participant to purchase shares for monetary consideration equal to their fair market value at grant) were outstanding under the 2012 Plan. As of that date, a total of 1,906,327(1)(3) shares have been made subject to awards under the 2012 Plan, and 128,247(1) shares remain available for grant.

When added to the number of options outstanding under the Predecessor Plan, the 2006 SRS Plan, and the New Hire Plan (collectively, the 2012 Plan, the Predecessor Plan, the 2006 SRS Plan, and the New Hire Plan are referred to as the “Equity Plans”) as of March 31, 2015, the total number of outstanding options was 3,101,183 shares of common stock, with a weighted average exercise price of $24.40 per share and weighted average remaining term of approximately 5.95 years. A total of 677,427(1) shares remained subject to unvested full value awards under the Equity Plans.

Under all Equity Plans, the total number of shares available for issuance as of March 31, 2015 was 186,858(1).

The following table summarizes the shares available and awards outstanding under all of our plans as of March 31, 2015.

			Shares remaining
	Options	Full-value awards	available for
	outstanding	outstanding	future grant
2012 Plan(1)	967,607	566,176	128,247
SRS 2006 Plan	87,940	49,116	51,901
2014 New Hire Plan	22,720	20,570	6,710
Predecessor Plan	2,022,916	41,565	—
Total	3,101,183	677,427	186,858
Weighted-average exercise price of options outstanding under all plans	$24.40
Weighted-average remaining term of options outstanding under all plans	5.95 years

As of our record date, April 2, 2015, the number of common shares outstanding was 17,642,726.

(1)	Includes the impact of 133,910 performance-based restricted stock units granted in 2014 at 100% of target. Excludes the impact of 133,070 restricted stock units and 99,150 performance-based restricted stock units granted in 2015 (the “2015 Awards”), which are currently to be settled in cash as we do not have sufficient shares available under the 2012 Plan to settle these awards in stock. If additional shares are authorized by stockholders for issuance under the 2012 Plan, and in the opinion of the Committee such additional shares will be sufficient to settle the 2015 Awards in shares of stock, then the 2015 Awards will subsequently be settled in shares of stock. However, as we currently do not have such shares available, the 2015 Awards are considered to be settled in cash.

(2)	Represents 133,070 restricted stock units and 99,150 performance-based restricted stock units (at 100% of target) multiplied by the fungible ratio of 1.71. These awards are currently considered to be settled in cash, but if sufficient shares are approved the awards will likely be settled in shares of stock.

(3)	Note that shares subject to awards that have been cancelled or forfeited, and shares withheld by the Company in satisfaction of tax withholding obligations for full value awards become available for future issuance under the 2012 Plan.

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Historical Equity Award Granting Practices

In addition to reviewing the proxy firm guidelines mentioned above, the Compensation Committee also considered the recommendations of its compensation consultant. Further, among the other factors the Compensation Committee considered in determining the appropriate size of the share pool increase for our 2012 Plan was the Company’s prior grant history and use of equity, the total potential dilution that could result from the increase, as well as potential grants of inducement awards similar to those available under the New Hire Plan. This determination was based, in part, on forecasts of our anticipated growth rate over the next year. Based on this analysis, we believe the 2012 Plan’s share reserve, taking into account the proposed increase, should be sufficient for us to make grants of equity incentive awards under it through the next year. However, changes in business practices, industry standards, our compensation strategy, or equity market performance could alter this projection. In addition, we are growing rapidly and as a result our equity-compensated employee population is also growing. Accordingly, although the requested increase in the share reserve is designed to accommodate equity compensation needs under a variety of scenarios over the next year, under some scenarios the reserve could prove to be insufficient for this period, in which case the stockholders would have the opportunity to either approve or disapprove any addition to the requested share reserve.

The following table sets forth the number of shares we have granted (under our Equity Plans) during our last three fiscal years and our annual and three-year average burn rate (gross number of shares granted during the year divided by weighted average basic common shares outstanding).

	Fiscal Year	Fiscal Year	Fiscal Year	Three-Year
	2014(3)	2013	2012	Average
Stock Options Granted	438,566	724,327	923,680	695,524
Full Value Awards Granted(1)(2)	358,209	91,418	273,974	241,200
Total Options and Full Value Awards Granted(2)	796,775	815,745	1,197,654	936,725
Weighted Average Basic Common Shares Outstanding	17,180,082	18,096,779	17,446,241	17,574,367
Burn Rate	4.6%	4.5%	6.9%	5.3%

(1)	Represents grants of time-based restricted stock awards.
(2)	No full value award multiplier has been used in this calculation.
(3)	Excludes 133,910 unearned performance-based restricted stock units, for which performance will be measured as of December 31, 2015. Each unit represents the contingent right to receive up to two shares of common stock depending upon achievement of performance goals.

Potential Dilution

The following table sets forth the number of shares outstanding under the Equity Plans as of March 31, 2015 and the number of shares we are asking stockholders to authorize for future issuance under the 2012 Plan, along with the potential equity dilution represented by the outstanding shares and shares available for future awards as a percentage of the common shares outstanding (determined on a fully diluted basis).

						Equity Dilution:
						Total Shares as a
	Shares		Shares Available			Percent of Total
	Outstanding		for Grant		Total Shares	Common Shares
	(#)		(#)		(#)	Outstanding(1)(2)
Predecessor Plan	2,064,481		—		2,064,481	9.1%
SRS 2006 Plan	137,056		51,901		188,957	0.9%
2014 New Hire Plan	43,290		6,710		50,000	0.2%
2012 Plan(3)	1,533,783	(4)	128,247		1,662,030	7.4%
Share increase to the 2012 Plan	—		1,000,000	(5)	1,000,000	4.4%
Total	3,778,610		1,186,858	(5)	4,965,468	22.0%

(1)	Determined on a fully diluted basis, meaning the total shares outstanding and available for grant under all listed plans (including the proposed share increase) are also included in total common shares outstanding.

(2)	Based on total common shares outstanding at March 31, 2015 of 17,642,726.

(3)	Includes the impact of 133,910 performance-based restricted stock units granted in 2014 at 100% of target. Excludes the impact of 133,070 restricted stock units and 99,150 performance-based restricted stock units granted in 2015 (the “2015 Awards”), which are currently to be settled in cash as we do not have sufficient shares available under the 2012 Plan to settle these awards in stock. If additional shares are authorized by stockholders for issuance under the 2012 Plan, and in the opinion of the Committee such additional shares will be sufficient to settle the 2015 Awards in shares of stock, then the 2015 Awards will subsequently be settled in shares of stock. However, as we currently do not have such shares available, the 2015 Awards are considered to be settled in cash.

(4)	Note that the number of shares available for issuance under the 2012 Plan is increased by the number of shares subject to awards outstanding under the Predecessor Plan that expire or are forfeited.

(5)	If this proposal is approved, the number of shares available for grant will be reduced by 397,096 shares, which represents 133,070 restricted stock units and 99,150 performance-based restricted stock units (at 100% of target) multiplied by the fungible ratio of 1.71. These awards are currently considered to be settled in cash, but if sufficient shares are approved the awards will likely be settled in shares of stock.

As shown in the table above, if the share increase to the 2012 Plan is approved, the total dilution is expected to be approximately 22.0% of the number of shares of our total common stock outstanding on March 31, 2015, determined on a fully diluted basis.

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SUMMARY OF THE 2012 PLAN

The following summarizes the principal features of the 2012 Plan and the amendment to the 2012 Plan subject to stockholder approval, each of which are set forth in their entirety in Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

General. The purpose of the 2012 Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Company. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards, cash-based awards and deferred compensation awards.

Authorized Shares. The maximum aggregate number of shares authorized for issuance under the 2012 Plan is the sum of 1,500,000 shares plus additional shares, comprised of the number of shares remaining available for grant under the Predecessor Plan on May 10, 2012, and the number of shares subject to any option or other award outstanding under the Predecessor Plan that expires or is forfeited for any reason after the date of the annual meeting. Subject to stockholder approval of this proposal, the number of shares available for future grant will be increased by 1,000,000.

Share Counting. Each share subject to a stock option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at the time of grant will reduce the number of shares remaining available for grant under the 2012 Plan by one share. However, each share subject to a “full value” award (i.e., an award settled in stock, other than an option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at grant) will reduce the number of shares remaining available for grant under the 2012 Plan by 1.71 shares.

If any award granted under the 2012 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2012 Plan. Shares will not be treated as having been issued under the 2012 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares that are tendered by holders or withheld by the Company to pay the exercise price of a stock option or stock appreciation right, or to satisfy tax withholding obligations upon exercise of a stock option or stock appreciation right will not be available for future awards. Upon the exercise of a stock appreciation right or net-exercise of an option, the number of shares available under the 2012 Plan will be reduced by the gross number of shares for which the award is exercised.

Adjustments for Capital Structure Changes. Appropriate and proportionate adjustments will be made to the number of shares authorized under the 2012 Plan, to the numerical limits on certain types of awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the 2012 Plan to adjust other terms of outstanding awards as it deems appropriate.

Other Award Limits. The 2012 Plan is designed to help the Company comply with the rules relating to its ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain types of awards. Section 162(m) of the Internal Revenue Code (the “Code”) generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer or any of the three other most highly compensated officers of a publicly held company other than the chief financial officer (the “Covered Employees”). However, qualified performance-based compensation is excluded from this limit. To help enable compensation in connection with stock options, stock appreciation rights, certain restricted stock and restricted stock unit awards, performance shares, performance units and certain other stock-based awards, and cash-based awards granted under the 2012 Plan that are intended to qualify as “performance-based” within the meaning of Section 162(m) of the Code, stockholders were asked to approve certain material terms of the 2012 Plan at the 2012 annual meeting. Further, in connection with this approval, the stockholders also approved a limit on the maximum aggregate number of shares or dollar value for which such awards may be granted to an employee in any fiscal year which are intended to qualify as performance-based awards under Section 162(m) of the Code, as follows:

•	No more than 500,000 shares under stock-based awards; except that with respect to a new hire, this limit shall be 750,000 shares.
•	No more than $7,500,000 for each fiscal year contained in the performance period under cash-based awards.

While we believe that compensation provided by such awards under the 2012 Plan generally will be deductible by the Company for federal income tax purposes, under certain circumstances, compensation paid in settlement of certain awards may not qualify as performance-based.

In addition, to comply with applicable tax rules, the 2012 Plan also currently limits to 1,500,000 the number of shares that may be issued upon the exercise of incentive stock options granted under the 2012 Plan; as adjusted in accordance with the terms of the 2012 Plan.

Administration. The 2012 Plan generally is administered by the Committee, although the Board of Directors retains the right to appoint another of its committees to administer the 2012 Plan or to administer the 2012 Plan directly. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration of the 2012 Plan must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. (For purposes of this summary, the term “Committee”

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will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the 2012 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m) of the Code or otherwise provided by the 2012 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. In addition, the Committee has delegated limited authority to an Equity Grant Subcommittee (the “Subcommittee”) to grant certain limited awards to non-executive new hires. The Subcommittee’s authority to make grants under the 2012 Plan is limited to a predetermined amount based on the new hire’s position with the Company (or a related entity). Further, the Subcommittee may not grant awards for more than 200,000 shares of the Company’s common stock in any one fiscal year. The 2012 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2012 Plan. All awards granted under the 2012 Plan will be evidenced by a written or digitally signed agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2012 Plan. The Committee will interpret the 2012 Plan and awards granted thereunder, and all determinations of the Committee generally will be final and binding on all persons having an interest in the 2012 Plan or any award.

Prohibition of Option and SAR Repricing. The 2012 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.

Eligibility. Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporation or other affiliated entity of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 31, 2015, we had 371 employees, including 9 executive officers, and 4 non-employee directors who would be eligible under the 2012 Plan.

Stock Options. The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On March 31, 2015, the closing price of our common stock as reported on the NASDAQ Global Market was $34.07 per share.

The 2012 Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant’s surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. As amended, the 2012 Plan will provide that the minimum vesting period with respect to stock options is one (1) year from the date of grant. The maximum term of any option granted under the 2012 Plan is ten (10) years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date, and provided further that an option will terminate immediately upon a participant’s termination for cause (as defined by the 2012 Plan).

Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, a nonstatutory stock option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee.

Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR

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may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock. The maximum term of any stock appreciation right granted under the 2012 Plan is ten (10) years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Awards. The Committee may grant restricted stock awards under the 2012 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to the Company rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award and dividends paid in cash may be subject to such restrictions.

Restricted Stock Units. The Committee may grant restricted stock units under the 2012 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends the Company pays.

Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; total stockholder return, employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project; and completion of a joint venture or other corporate transaction.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, if applicable, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code (with respect to awards intended to qualify as performance-based awards under Section 162(m) of the Code). However, no such reduction may

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increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on the Company’s common stock. The Committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalent rights or interest during the deferral period.

Cash-Based Awards and Other Stock-Based Awards. The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Deferred Compensation Awards. The 2012 Plan authorizes the Committee to establish a deferred compensation award program. If implemented, participants designated by the Committee, who may be limited to directors or members of a select group of management or highly compensated employees, may make an advance election to receive an award of stock options, stock appreciation rights, restricted stock or restricted stock units in lieu of director fees or bonuses otherwise payable in cash. The Committee will determine the basis on which the number of shares subject to an equity award granted in lieu of cash compensation will be determined. Such awards will be subject to the applicable provisions of the 2012 Plan.

Change in Control. Unless otherwise defined in a participant’s award or other agreement with the Company, the 2012 Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2012 Plan) becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock; (b) stockholder approval of a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. In general, awards which are not assumed, substituted for or otherwise continued, in connection with a Change in Control will have their vesting accelerate in full such that the Award will be 100% vested and nonforfeitable effective upon the consummation of the Change in Control. In general, any awards which are not assumed, substituted for or otherwise continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2012 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.

Awards Subject to Section 409A of the Code. Certain awards granted under the 2012 Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and the regulations and other administrative guidance issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2012 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2012 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Amendment, Suspension or Termination. The 2012 Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the 2012 Plan following the tenth anniversary of the date the 2012 Plan was adopted by the Board. The Committee may amend, suspend or terminate the 2012 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2012 Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law. No amendment, suspension or termination of the 2012 Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not have a materially adverse effect on an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code, or unless expressly provided in the terms and conditions governing the award.

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Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2012 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards. A participant generally will recognize no income upon the receipt of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted

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Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

New 2012 Plan Benefits

No additional shares will be made available under the 2012 Plan prior to its approval by the Company’s stockholders. Because it is within the Committee’s discretion to determine which directors and employees receive awards under the 2012 Plan, and the types and amounts of those awards, it is not possible at present to specify the persons to whom awards will be granted in the future or the amounts and types of individual grants. However, it is anticipated that, among others, all of our current executive officers, including our named executive officers, will continue to receive awards under the 2012 Plan.

OPTIONS GRANTED TO CERTAIN PERSONS

The following table shows the number of shares subject to options issued as of March 31, 2015 under the 2012 Plan since its inception to:

•	the named executive officers;
•	all current executive officers as a group;
•	all current directors who are not executive officers; and
•	all employees as a group (excluding executive officers).

Name and Position	Number of Shares
Jon E. Kirchner	209,520
Chairman and Chief Executive Officer
Melvin L. Flanigan	78,160
Executive Vice President, Finance and Chief Financial Officer
Brian D. Towne	104,900
Executive Vice President and President DTS Asia Pacific
Frederick L. Kitson	100,410
Executive Vice President and Chief Technology Officer
Blake A. Welcher	78,160
Executive Vice President, Legal and Licensing Operations, General Counsel and Corporate Secretary
All current executive officers as a group (9 persons)	705,760
All current non-employee directors who are not executive officers, as a group (4 persons)	74,289
All employees as a group (excluding current executive officers)	316,966

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2014 about our equity compensation plans, including our 2003 Equity Incentive Plan, SRS’ 2006 Stock Incentive Plan, 2012 Equity Incentive Plan, 2013 Employee Stock Purchase Plan, and 2014 New Employee Incentive Plan.

			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance under
	be Issued upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))(1)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	3,908,122	$24.26	744,402
Equity compensation plans not approved by security holders(3)(4)	27,240	$33.49	22,760
Totals(5)	3,935,362	$24.33	767,162

(1)	Consists of shares available for future issuance under our 2014 New Employee Incentive Plan, 2012 Equity Incentive Plan, 2013 Employee Stock Purchase Plan and SRS’ 2006 Stock Incentive Plan. As of December 31, 2014, 22,760 shares of Common Stock were available for issuance under the 2014 New Employee Incentive Plan, 341,941 shares of Common Stock were available for issuance under the 2012 Equity Incentive Plan, 28,285 shares of Common Stock were available for issuance under the 2006 Stock Incentive Plan, and 374,176 shares of Common Stock were available for issuance under the 2013 Employee Stock Purchase Plan. For additional information, refer to Note 12, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015.
(2)	Includes 3,290,633 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $24.26 and 617,489 shares issuable upon the vesting of outstanding restricted stock units and performance-based restricted stock units. The shares issuable upon the vesting of performance-based restricted stock units are reflected based upon the probable outcome of the performance conditions determined as of the date of grant. Restricted stock units and performance-based restricted stock units do not require a payment by the recipient to us at the time of vesting. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account.
(3)	On August 14, 2014, the Board of Directors adopted the DTS, Inc. 2014 New Employee Incentive Plan (the “2014 Plan”).The 2014 Plan provides for the grant of equity-based awards in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and units, and other stock-based awards. The 2014 Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. The Board reserved 50,000 shares of the Company’s common stock for issuance pursuant to awards granted under the 2014 Plan, and the 2014 Plan is administered by the Compensation Committee of the Board. In accordance with Rule 5635(c)(4) of the NASDAQ Listing Rules, awards under the 2014 Plan may only be made to an employee who has not previously been an employee or member of the Board or any parent or subsidiary, or following a bona fide period of non-employment by the Company or a parent or subsidiary, if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary.
(4)	Includes 22,720 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $33.49, and 4,520 shares issuable upon the vesting of outstanding restricted stock units. Restricted stock units do not require a payment by the recipient to us at the time of vesting. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account.
(5)	Includes 3,313,353 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $24.33 and 622,009 shares issuable upon the vesting of outstanding restricted stock units and performance-based restricted stock units. The shares issuable upon the vesting of performance-based restricted stock units are reflected based upon the probable outcome of the performance conditions determined as of the date of grant. Restricted stock units and performance-based restricted stock units do not require a payment by the recipient to us at the time of vesting. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account.

REQUIRED VOTE AND BOARD OF DIRECTORS RECOMMENDATION

If a quorum is present, the affirmative vote of a majority of the votes cast is required to approve the amendment to the 2012 Plan. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and not be entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

The Board believes that the proposed amendment of the 2012 Plan is in the best interests of the Company and its stockholders for the reasons stated above.

The board unanimously recommends a vote “FOR” approval to the amendment of the 2012 plan.

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Executive Officers

Set forth below are the name, age and position of each of our executive officers.

Name	Age	Position(s)
Jon E. Kirchner	47	Chairman and Chief Executive Officer, Director
Melvin L. Flanigan	56	Executive Vice President, Finance and Chief Financial Officer
Brian D. Towne	50	Executive Vice President and President DTS Asia Pacific
Frederick L. Kitson, Ph.D.	63	Executive Vice President and Chief Technology Officer
Blake A. Welcher	53	Executive Vice President, Legal and Licensing Operations, General Counsel and Corporate Secretary
Kevin Doohan	45	Executive Vice President and Chief Marketing Officer
Kris M. Graves	40	Executive Vice President, Human Resources
Geir Skaaden	48	Senior Vice President, Corporate Business Development, Digital Content and Media Solutions
Patrick J. Watson	54	Executive Vice President, Corporate Strategy and Development

The following are biographical summaries of our executive officers other than Mr. Kirchner, for whom a biographical summary is set forth under “Proposal 1—Election of Directors”.

Melvin L. Flanigan has served as our Executive Vice President, Finance and Chief Financial Officer since September 2003. Prior to that, he served as our Vice President and Chief Financial Officer since joining us in July 1999. From March 1996 to July 1999, he served as Chief Financial Officer and Vice President, Operations at SensArray Corporation, a supplier of thermal measurement products for semiconductor, LCD, and memory-disk fabrication processes. Mr. Flanigan led SensArray’s manufacturing and finance efforts. Prior to joining SensArray, Mr. Flanigan was Corporate Controller for Megatest Corporation, a manufacturer of automatic test equipment for logic and memory chips, where he was involved in international mergers and acquisitions activities. Mr. Flanigan has also previously held positions at Cooperative Solutions, Inc., a software developer in the client server transaction processing market, Hewlett-Packard Company, a provider of information technology infrastructure, personal computing and access devices, global services, and imaging and printing, and Price Waterhouse LLP (now PricewaterhouseCoopers LLP). He is a Certified Public Accountant and holds an M.B.A. and B.Sc. in Accounting from Santa Clara University.

Brian D. Towne has served as our Executive Vice President and President of DTS Asia Pacific since March 2014. Prior to this role, Mr. Towne was Executive Vice President and Chief Operating Officer beginning in June 2010 and prior to that he served as our Executive Vice President and General Manager since February 2009. Previously, he served as our Senior Vice President and General Manager Consumer Division since August 2006 and, prior to that, as our Senior Vice President Consumer/Pro Audio since August 2003. From April 2002 to August 2003, he served as Director of Product Management at Kenwood USA Corporation, a manufacturer of mobile electronics, home entertainment, and communications equipment, where he led all home and mobile entertainment product planning and development for the North American market. From August 1995 to April 2002, Mr. Towne held various product planning, development and marketing positions at Kenwood USA. Prior to Kenwood USA, he held various research and development and marketing positions at Pioneer Electronics (USA) Inc., the sales and marketing arm of Pioneer Corporation, a manufacturer of consumer and commercial electronics. Mr. Towne spent part of his tenure at Pioneer living and working in Japan. He also previously served as an Electronics Specialist in the United States Marine Corps. Mr. Towne holds a B.S. in Engineering Technology, with honors, from California Polytechnic University, Pomona.

Frederick L. Kitson, Ph.D. has served as our Executive Vice President and Chief Technology Officer since March 2010. Prior to joining us, Dr. Kitson was with Motorola from 2005 to 2010 where he led the Corporate R&D Applied Research Center as Corporate Vice President. Prior to Motorola, he was with Hewlett Packard as the Senior Director of the Mobile and Media Systems Labs and led various research and development efforts relating to speech coding, lossless compression, mobile content delivery, and video-on-demand. Dr. Kitson holds a bachelor’s degree in Electrical Engineering from the University of Delaware, a master’s degree in Electrical Engineering from the Georgia Institute of Technology, a doctorate degree in Electrical and Computer Engineering from the University of Colorado and completed an executive program at the Graduate School of Business at Stanford University. He is a prolific publisher of technical papers, a frequently invited keynote speaker in the multimedia area and holds seven patents.

Blake A. Welcher has served as our Executive Vice President, Legal and Licensing Operations, General Counsel and Corporate Secretary since September 2003. Prior to September 2003, he served as our Vice President and General Counsel since February 2000. From April 1999 to February 2000, Mr. Welcher served as our General Counsel, Intellectual Property, where he was responsible for the Company’s intellectual property assets and licensing. Prior to joining us, from April 1997 to April 1999, Mr. Welcher served as an intellectual property attorney for Koppel & Jacobs, where he provided intellectual property support and counsel for clients in the electrical, mechanical, and entertainment industries. Previously, he served in the same capacity for the Cabot Corporation, a global specialty chemicals company. Mr. Welcher holds a J.D. and Masters of Intellectual Property from Franklin Pierce Law Center and a B.S. in Aeronautical Engineering from California Polytechnic State University at San Luis Obispo.

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Kevin Doohan has served as our Executive Vice President and Chief Marketing Officer since January 2014. From September 2012 to January 2014, Mr. Doohan served as the Executive Vice President, Marketing at Machinima, the leading video entertainment network for young men, where he oversaw the marketing function including brand marketing, public relations, audience development, trade and partner marketing, and research. Prior to his role at Machinima, Mr. Doohan served as the head of digital marketing from November 2008 to June 2012 at Red Bull, an energy drink and media company, where his team was responsible for significant growth across digital channels, especially in social media. From 2004 to 2008, Mr. Doohan led all digital marketing at ConAgra Foods, including the corporate brand and consumer brands such as Healthy Choice, Butterball, Orville Redenbacher’s, Hunt’s, and Slim Jim. From 1997 to 2004, Mr. Doohan held senior marketing roles at Digital Insight (now an Intuit company) and Cendant Corporation. Mr. Doohan holds an M.B.A. from Northeastern University and a B.S. in Graphic Arts & Marketing from Rochester Institute of Technology.

Kris M. Graves was promoted to Executive Vice President, Human Resources in April 2013, having previously served as our Senior Vice President, Human Resources since March 2012. Prior to that, Ms. Graves served as the Senior Vice President of Human Resources and Administration at THQ Inc., a developer and publisher of interactive software, from October 2009 to March 2012, and was responsible for developing human capital strategies and programs. From March 2003 to October 2009, Ms. Graves held a variety of progressive human resources leadership positions at THQ. Prior to joining THQ, Kris served in a human resources management role for PricewaterhouseCoopers LLP from July 2001 to March 2003. She also served as a senior consultant at Ernst & Young LLP from August 1997 to June 2000, and advised clients on human resources strategies and systems. Ms. Graves holds a bachelor’s degree from Loyola Marymount University.

Geir Skaaden has served as our Senior Vice President, Corporate Business Development, Digital Content and Media Solutions since December 2013, having previously served as our Senior Vice President, Products & Platforms from April 2012 to December 2013. From 2008 to 2012, Mr. Skaaden served in a number of positions overseeing numerous aspects including strategic sales, licensing operations, and business development. Prior to joining us in 2008, Mr. Skaaden served as the Chief Executive Officer at Neural Audio Corporation from 2004 to 2008, where he previously served as Vice President, Corporate Development from 2002 to 2004. Previously, Mr. Skaaden served as a partner at Housley Investments from 1999 to 2001, Vice President, Business Development at Dynasty International from 1994 to 1999, and a Senior Analyst at Scandinavian Trade Service from 1989 to 1994. Mr. Skaaden holds a B.A. in Finance from the University of Oregon, a Business degree from the Norwegian School of Management and an M.B.A. from the University of Washington.

Patrick J. Watson has served as our Executive Vice President, Corporate Strategy and Development since March 2012. From September 2003 to March 2012, Mr. Watson served as our Senior Vice President, Corporate Strategy and Development. From February 2000 to September 2003, Mr. Watson served as our Vice President of Business Development and, from February 1997 to January 2000, as our Director of Technical Sales, where he led the penetration of our technology in the consumer electronics home theater market, as well as the proliferation of our technology in new markets such as cars, personal computers, video games, and broadcast. Prior to joining us, Mr. Watson worked in technical sales for a number of firms focused on audio coding technology including Audio Processing Technology Ltd. and AlgoRhythmic Technology, Ltd. both located in Northern Ireland. He graduated from Ulster University in Northern Ireland with a degree in engineering and from Queens University in Belfast, Northern Ireland with a Masters in Electronics.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Common Stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. We have identified and described the business experience of each of our directors and executive officers who are subject to Section 16(a) of the Exchange Act elsewhere in this Proxy Statement.

Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2014 have been complied with in a timely manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information with respect to the beneficial ownership of our Common Stock as of March 2, 2015 (or such other date as provided below), by:

•	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our Common Stock;

•	each of our directors;

•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares(2)	Percentage Ownership(2)
Five Percent Stockholders
Brown Capital Management, LLC(3)	1,860,733	10.66%
BlackRock, Inc.(4)	1,838,940	10.53%
Royce & Associates, LLC(5)	1,326,429	7.60%
The Vanguard Group, Inc.(6)	1,240,705	7.11%
Trigran Investments, Inc.(7)	976,063	5.59%
Directors and Executive Officers
Jon E. Kirchner(8)	826,135	4.53%
Melvin L. Flanigan(9)	277,768	1.57%
Brian D. Towne(10)	251,952	1.43%
Blake A. Welcher(11)	213,023	1.21%
Frederick L. Kitson(12)	132,981	*
V. Sue Molina(13)	69,286	*
L. Gregory Ballard(14)	51,286	*
Craig S. Andrews(15)	45,286	*
David C. Habiger(16)	7,999	*
All directors and executive officers as a group (13 persons)(17)	2,048,768	10.59%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)	Unless otherwise indicated, the address for each individual listed on this table is: c/o DTS, Inc., 5220 Las Virgenes Road, Calabasas, California 91302.
(2)	Beneficial ownership is based on information furnished by the individuals or entities. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or units held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 2, 2015 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other individual or entity. Percentage ownership for each stockholder is based on 17,456,777 shares of our common stock outstanding as of March 2, 2015, together with the applicable option(s) and unit(s) for that stockholder or group of stockholders.

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(3)	Based upon a Schedule 13G/A filed February 5, 2015, containing information as of December 31, 2014. Brown Capital Management, LLC beneficially owned 1,860,733 shares, with sole voting power over 924,983 shares and sole dispositive power over 1,860,733 shares. The address for Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, Maryland, 21202.
(4)	Based upon a Schedule 13G/A filed January 9, 2015, containing information as of December 31, 2014. BlackRock, Inc. beneficially owned 1,838,940 shares, with sole voting power over 1,773,124 shares and sole dispositive power over 1,838,940 shares, which are reported by BlackRock, Inc. as a parent holding company of its subsidiaries. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY, 10022.
(5)	Based upon a Schedule 13G/A filed January 6, 2015 containing information as of December 31, 2014. Royce & Associates, LLC beneficially owned 1,326,429 shares, with sole voting power over 1,326,429 shares and sole dispositive power over 1,326,429 shares. Various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock. The interest of one account, Royce Pennsylvania Mutual Fund, a registered investment company managed by Royce & Associates, LLC, amounted to 1,007,929 shares of our common stock. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY, 10151.
(6)	Based upon a Schedule 13G/A filed February 10, 2015, containing information as of December 31, 2014. The Vanguard Group, Inc. beneficially owned 1,240,705 shares, with sole voting power over 25,188 shares, sole dispositive power over 1,218,317 shares and shared dispositive power over 22,388 shares. Vanguard Group also reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. may be deemed to have beneficial ownership of 22,388 of such shares as investment manager of certain collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., may be deemed to have beneficial ownership of 2,800 of such shares as a result of serving as investment manager of certain Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355.
(7)	Based upon a Schedule 13G filed February 13, 2015, containing information as of December 31, 2014. Trigran Investments, Inc. beneficially owned 976,063 shares, with shared dispositive power, and shared voting power over 976,063 shares, which are reported by Trigran Investments, Inc. Messrs. Douglas Granat, Lawrence A Oberman, Steven G. Simon, and Bradley F. Simon may each be deemed to be beneficial owners of the shares held by Trigran Investments, Inc., with shared dispositive power and shared voting power over all of such shares. The address for Trigran Investments, Inc is 630 Dundee Road, Suite 230, Northbrook, IL 60062.
(8)	Includes 798,980 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.
(9)	Includes 249,882 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.
(10)	Includes 220,560 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.
(11)	Includes 200,120 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.
(12)	Includes 127,847 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.
(13)	Includes 52,452 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.
(14)	Includes 41,452 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.
(15)	Includes 32,952 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.
(16)	Includes 5,869 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.
(17)	Includes 1,050 shares related to unvested restricted stock units and 1,890,354 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 2, 2015.

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Executive Compensation and Related Information

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation policies, practices, and decisions for 2014. It also provides information about the material components of our executive compensation program for each of our chief executive officer (principal executive officer), chief financial officer (principal financial officer), and three next most highly compensated executive officers as of December 31, 2014, which we refer to as our “named executive officers,” or “NEOs.” Our NEOs are:

•	Jon E. Kirchner, our Chairman and Chief Executive Officer (our “CEO”);

•	Melvin L. Flanigan, our Executive Vice President, Finance and Chief Financial Officer (our “CFO”);

•	Brian D. Towne, our Executive Vice President and President DTS Asia Pacific;

•	Frederick L. Kitson, our Executive Vice President and Chief Technology Officer; and

•	Blake A. Welcher, our Executive Vice President, Legal and Licensing Operations, General Counsel, and Corporate Secretary.

This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at specific compensation policies and decisions for our executive officers, including the NEOs, during 2014.

The primary objective of our executive compensation program is to build long-term stockholder value. Our approach to executive compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance objectives are met. As such, our compensation program will provide competitive compensation when overall performance meets or exceeds expectations, as it was in 2014.

Changes to Compensation Program as a Result of Stockholder Engagement and Consideration of Last Year’s Say on Pay Vote

In response to feedback received from investors, the Committee introduced performance-based restricted stock units (PSUs) into the equity component of our executive compensation program in 2014 in order to further align Company performance with executive compensation. Prior to our 2014 annual meeting of stockholders, we spoke to a number of our largest investors, representing approximately 55% of our outstanding shares, to discuss our executive compensation program and to answer questions and elicit feedback from investors regarding our compensation program. Following the 2014 annual meeting of stockholders, the Committee reviewed the results of the Say-on-Pay vote and stockholder feedback.

While investors were supportive of our introduction of PSUs into the program in 2014, we received additional feedback over the past year, and as a result have incorporated such feedback in our compensation program, as well as the disclosures within this CD&A.

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What Investors Said	What We Did
Long-term incentive plan should continue to contain a mix of performance-based equity.	In 2015, the Committee continued its practice of granting performance-based equity to executive officers. In 2015, PSUs represented 50% of the target value of the CEO’s 2015 equity grant and 40% of the target value of the other NEOs’ 2015 equity grants. See “Long-Term Incentives” below for additional information.
Additional disclosures around metrics and targets for NEO compensation.	We have increased the transparency of disclosures with respect to the metrics and targets for various NEO compensation components for both the short-term and long-term plans throughout this CD&A.

The Committee will continue to carefully consider the results of future Say-on-Pay votes and other feedback from our stockholders when setting our executive compensation policies and making compensation decisions.

Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executive officers, including the NEOs, at a level consistent with the overall strategic and financial performance of the Company and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly competitive entertainment technology, consumer electronics and intellectual property licensing environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, short-term performance-based cash incentives, and long-term incentives delivered in the form of equity compensation that is earned over a multi-year period, enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives and align the compensation of our executive officers with our performance and stockholder value creation.

The Committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various components of our executive compensation program, the Committee considers market and industry practices, as well as the tax efficiency of our compensation structure and its impact on our financial condition. While the Committee considers all factors in its deliberations, it places no formal weighting on any one factor.

Pay for Performance

The executive compensation program emphasizes performance-based compensation and the amount of compensation paid to our executives varies significantly based on overall strategic and financial performance. 2014 was an exciting year of strategic and financial progress for the Company. We delivered strong revenue and earnings growth, generated record operating cash flow, executed on several strategic fronts in each of our key markets, and continued to invest in innovation and commercialization of our industry-leading suite of audio solutions. Collectively, these results help build on an already solid foundation positioning us for future growth and increased market share in the network-connected market.

Financial Performance

•	Reported 2014 revenue of $143.9 million, a 15% increase over revenue of $125.1 million in 2013.

•	2014 Non-GAAP operating income was $39.3 million, a 38% increase over Non-GAAP operating income of $28.4 million in 2013 (See Appendix B for a reconciliation of these Non-GAAP financial measures to results reported under GAAP).

•	Generated $41.1 million in cash flow from operations in 2014, and closed the year with cash and cash equivalents totaling $99.4 million.

•	The 12/31/2014 stock price was $30.75 compared to $23.91 at 12/31/2013, a 29% increase.

•	The stock price as of 3/31/2015 was $34.07.

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Strategic Performance

•	Successfully ported DTS Headphone:X™ on Qualcomm’s Snapdragon processors.

•	Expanded the DTS Play-Fi® ecosystem to additional leading consumer electronics brands including McIntosh, Sonus Faber, Wadia, MartinLogan, Paradigm and Anthem, to supplement existing partnerships with Wren and Sound United’s Polk and Definitive Technology products.

•	Partnered with various content creators and retailers, including Starz and M-GO, to continue to generate DTS-enabled content in the digital content delivery ecosystem.

•	Secured partnerships with manufacturers representing nearly 90% of the home AV receiver and surround processor market to launch products supporting the DTS:X™ technology in 2015: these include Anthem, Denon, Integra, Krell, Marantz, McIntosh, Onkyo, Outlaw Audio, Pioneer, Steinway Lyngdorf, Theta Digital, Trinnov Audio, and Yamaha.

The following charts show the positive trend in financial performance from 2012 to 2014 compared to our CEO’s compensation. As shown below, the Committee believes that compensation in 2014 is now well-aligned with the positive performance of the Company.

*See Appendix B for a reconciliation of these Non-GAAP financial measures to results reported under GAAP.

2014 Executive Compensation Highlights

In support of building long-term stockholder value and in consideration of the Company’s overall performance, the Committee made the following decisions in 2014:

•	Increased the base salary of our NEOs, other than Dr. Kitson, by 3% based on Company performance and review of market data, and increased the base salary of Dr. Kitson by 8% based in part on market data.

•	To further emphasize stockholder alignment, NEO equity awards were adjusted to include a significant portion of PSUs. To this end, the CEO’s 2014 equity award was adjusted to include approximately 50% PSUs, 25% stock options, and 25% RSUs. Our other NEOs’ 2014 equity awards were in the form of approximately 33 1/3% PSUs, 33 1/3% stock options, and 33 1/3% restricted stock units (RSUs), where the percentages are in relation to the aggregate target value of all awards. Further, the PSUs were tied to certain strategic and financial goals that we believe stockholders use to value DTS, including increasing mobile revenue and improving operating margin performance. For additional information on the terms and metrics relating to the PSUs, refer to “Long-Term Incentives” on page 47.

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The mix of total target compensation for the CEO and other NEOs for 2014 was:

CEO 2014 TARGET COMPENSATION	OTHER NEOs 2014 TARGET COMPENSATION (AVERAGE)

Certain 2015 Executive Compensation Updates

After the 2014 annual meeting of stockholders, the Committee further reviewed our compensation programs and practices and the feedback of certain investors. In connection with this review, in the first quarter of 2015, and consistent with our prior practice, the Committee assessed the performance of the Company and each of the NEOs, determined cash incentive payments for 2014, and established the target cash and equity compensation arrangements for 2015. Specifically, the Committee made the following decisions:

•	In accordance with our 2014 Incentive Compensation Plan, the Committee awarded our NEOs on average 110% of their initial targeted amounts for 2014 to recognize that target financial performance was exceeded and certain strategic performance goals were met. For additional information relating to the computation of the award payments, refer to “Annual Performance-Based Cash Incentives” on page 45.

•	To further emphasize stockholder alignment, equity grants continued to include a significant portion of performance-based equity, with the CEO’s 2015 equity grant target value including 50% PSUs and the other NEOs’ 2015 equity grants target value including 40% PSUs. Further, the PSUs were tied to certain strategic and financial goals that we believe stockholders use to value DTS, including increasing network-connected revenue and improving operating margin performance. These 2015 awards may be settled in cash or shares of common stock, depending on the voting results of the proposal to increase the number of shares authorized for issuance under our 2012 Equity Incentive Plan, as presented in Proposal 2. For additional information on the terms and metrics relating to the PSUs, refer to “Long-Term Incentives” on page 47.

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Summary of Executive Compensation Practices

We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. During 2014, the following policies and practices were in effect:

WHAT WE DO	WHAT WE DON’T DO
Fully Independent Compensation Committee – permits the establishment of competitive compensation practices and the measurement of actual performance in a conflict-of-interest free environment	No gross-ups – executive officers are not eligible to receive any tax reimbursement payments or “gross-ups” in connection with any severance or change-in-control payments or benefits
Broad-based retirement programs – other than what is provided to other full-time employees, we do not currently offer pension arrangements, non-qualified deferred compensation plans or arrangements, etc., to our executive officers	Very limited perquisites – with the exception of a car allowance for our CEO and certain expense reimbursements as detailed in the summary compensation table that follows this CD&A, we do not provide any perquisites
Independent compensation consultant – the Committee engaged its own independent compensation consultant to assist with its compensation reviews	Prohibition of hedging and pledging shares – we do not permit hedging or pledging as collateral for a loan nor do we permit our executives or non-employee directors to engage in any derivatives trading with respect to our common stock
Annual review – the Committee conducted its annual review and approval of the Company’s compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation related risk profile to ensure that such risks are not reasonably likely to have a material adverse effect on the Company	No stock option exchanges or repricing – our equity plan does not allow for stock option exchanges or the repricing of outstanding stock options without stockholder approval
Risk mitigation – we have certain controls in place (signature authority, compensation structure, etc.) and an analysis is conducted on a quarterly basis
Double-trigger agreements – all change-in-control payments and benefits are based on a “double-trigger” provision
Stock ownership guidelines – stringent ownership policies for Directors and CEO
Clawback policy – applicable to NEOs and other executive officers

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Executive Compensation Components

The Committee refers to data from the Company’s peer group when determining the relative weighting of each of these components but does not formulaically assign the value of any element of compensation directly based on the competitive market data. In setting the target level and potential payments for each component, the Committee is mindful of the recommendations of the CEO (in the case of other executives) as well as the potential amount that may be paid or earned pursuant to each other component to ensure that each executive officer’s target total direct compensation is reasonable and appropriate.

In setting the target level for each component of incentive compensation, the Committee is also mindful of the degree of risk taking that the component may promote. The Committee believes it is important to incentivize our executive officers to achieve annual corporate and individual goals and objectives, but also to balance the promotion of such short-term interests with incentives that promote the creation of long-term stockholder value. The Committee also believes that the relationship between short-term and long-term incentives in our executive officers’ compensation packages, along with other measures, such as our CEO stock ownership guidelines and our compensation recovery or “clawback” policy, mitigate the potential for excessive risk taking. The equity awards that we grant to our executive officers either contain a multi-year, time-based vesting requirement, or are subject to performance-based vesting requirements that may only be earned over a multi-year performance period. Further, the Committee typically grants equity awards to our executive officers on an annual basis, which incentivizes them to continue to focus on our long-term interests.

Base Salary

Typically, the Committee considers the following factors when setting initial base salaries and making adjustments to the existing base salaries of our executive officers:

•	the Company’s past performance and expectations of future performance;

•	the individual’s role, scope of responsibilities, past performance and experience;

•	competitive data from the Company’s peer group with respect to comparative positions and responsibilities;

•	base salary history and internal equity concerns;

•	the recommendations of our CEO in the case of the NEOs (excluding the CEO); and

•	the recommendations and assessment of our Lead Independent Director and members of the Board in the case of the CEO.

In 2014, the Committee considered the factors above and approved increases to the base salaries of the NEOs, and other executive officers, based in part on Company performance and market data.

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The base salaries of the NEOs for 2014, which were effective on March 31, 2014, were as follows:

	2014 Base	2013 Base	Percentage
Named Executive Officer	Salary	Salary	Adjustment
Jon E. Kirchner	$515,000	$500,000	3.0%
Melvin L. Flanigan	329,600	320,000	3.0%
Brian D. Towne	360,500	350,000	3.0%
Frederick L. Kitson	372,600	345,000	8.0%
Blake A. Welcher	337,840	328,000	3.0%

The actual base salaries paid to the NEOs during 2014 are set forth in the “Summary Compensation Table”.

In February 2015, the Committee reviewed base salaries of the NEOs in a process similar to the one described above and determined based in part on company performance in 2014 and competitive factors, to make a 6.8% increase to the base salary of the CEO and 3% increases to the base salaries of the other NEOs, effective March 30, 2015.

Annual Performance-Based Cash Incentives

Each year, our executive officers, including the NEOs, participate in an annual performance-based cash incentive compensation plan, which is established and administered by the Committee. In March 2014, the Committee established the parameters for the 2014 Executive Incentive Compensation Plan to continue to motivate our executives to drive the execution of the Company’s strategic plan while achieving specific annual organizational and financial results. The 2014 plan was funded based on two components – overall Company financial targets and key strategic initiatives.

Target Award Opportunities

Under the 2014 Incentive Compensation Plan, the target annual cash incentive award opportunities for each executive officer were established as a percentage of each such executive officer’s base salary as of the fiscal year end. The Committee set these award opportunities primarily based on market data and the Company’s peer group considerations. The target and maximum award opportunities for the NEOs for 2014 were as follows:

	Target Award	Maximum Award
Named Executive Officer	(As a Percentage of Base Salary)	(As a Percentage of Base Salary)
Jon E. Kirchner	100%	198.8%
Melvin L. Flanigan	60%	119.3%
Brian D. Towne	70%	139.1%
Frederick L. Kitson	60%	119.3%
Blake A. Welcher	65%	129.2%

The actual dollar amounts of these target and maximum award opportunities for each of the NEOs are set forth in the “Grants of Plan-Based Awards Table”.

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Award Payment Calculations

Award payments under the 2014 Incentive Compensation Plan were to be determined based on our level of performance with respect to the following performance measures:

Category	% of Award Opportunity	Metrics
Strategic	35%	25% Mobile – DTS Headphone:X progress
Performance		25% Wireless Audio – DTS Play-Fi execution
		25% Content – Additional streaming partners
		25% DTS:X – Technology adoption

		Financial Performance Metrics	Target (in millions)	Maximum (in millions)
Financial	65%	50% Non-GAAP revenue*	$ 135.0	$ 155.3
Performance		50% Non-GAAP operating income*	$ 35.6	$ 40.9
		Funding**	100%	150%
Individual Performance	Each NEO’s award can be adjusted by a multiplier ranging from 0 to 1.5, based on performance in managing their respective functional areas supporting the strategic goals listed above.
*	For the purposes of the Incentive Compensation Plan, Non-GAAP revenue is calculated by adjusting GAAP revenue for certain unique or unforeseen transactions, events, or circumstances that were not contemplated in the incentive compensation plan metrics; Non-GAAP operating income is calculated by adjusting GAAP operating income for the same adjustments made, if any, to Non-GAAP revenue, and to exclude the impact related to stock-based compensation, amortization of intangible assets, certain acquisition, integration and restructuring related costs, changes to the fair value of contingent consideration, any impairment of intangible assets, and other non-recurring or unique charges. Any such adjustments to GAAP results are approved by the Committee.
**	Performance between metrics shall be interpolated to derive an appropriate funding factor.

2014 Award Payout Results

Based on the Company’s financial performance, key strategic initiatives, and individual executive performance, the Committee determined that final 2014 awards be funded at approximately 110% on average of each NEO’s initial targeted award for that year, as shown below:

	Individual							Individual
	Target	x	Financial	+	Strategic		x	Performance	=		Award as a
NEO	Opportunity		Performance		Performance			Multiplier		Payout	% of Target
Jon E. Kirchner	$ 515,000		83.2	%(1)	26.25	%(2)		1.0	(3)	$ 563,668	109.45%
Melvin L. Flanigan	197,760		83.2	%(1)	26.25	%(2)		1.0	(3)	216,448	109.45%
Brian D. Towne	252,350		83.2	%(1)	26.25	%(2)		1.03	(3)	285,000	112.94%
Frederick L. Kitson	223,560		83.2	%(1)	26.25	%(2)		1.0	(3)	244,686	109.45%
Blake A. Welcher	219,596		83.2	%(1)	26.25	%(2)		1.0	(3)	240,348	109.45%
(1)	Actual 2014 Non-GAAP revenue and 2014 Non-GAAP operating income were $143.9 million and $39.3 million, respectively, resulting in achievement of 122% and 134%, respectively. No adjustments were made to GAAP revenue in calculating the revenue component of financial performance for 2014. As such, 2014 Non-GAAP revenue is the same as GAAP revenue. Adjustments made to GAAP operating income to derive Non-GAAP operating income for 2014 can be found in Appendix B.

(2)	The Committee determined that on aggregate 75% of strategic initiatives were achieved (75% x 35% = 26.25%).
(3)	Individual performance multipliers are based on NEO performance in managing their respective functional areas supporting the strategic goals listed above. Mr. Towne received a performance multiplier of 1.03 due to his performance in his special assignment as President of DTS Asia Pacific.

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Under the 2014 Incentive Compensation Plan, the Committee had discretion to make negative adjustments to the tentative award amounts generated by the award payment calculations, but the Committee did not exercise such discretion in 2014.

2015 Incentive Compensation Plan

In February 2015, the Committee established the parameters for the 2015 Executive Incentive Compensation Plan to continue to motivate our executives to drive the execution of the Company’s strategic plan while achieving specific annual organizational and financial results. The 2015 Plan is structured substantially similarly to the 2014 Incentive Compensation Plan, with funding based on the same two general components: overall company financial targets and key strategic initiatives. In connection with the establishment of the 2015 plan, the Committee reviewed the current award opportunities for the NEOs under the program and there were no adjustments made to the 2015 NEO Target Award percentages.

Long-Term Incentives

Long-term incentives comprise an integral component of our executive compensation program, as the Committee recognizes that our executive officers have a significant impact on our success and, as a result, the creation of long-term stockholder value. To align their interests with those of our stockholders, we use equity awards, including stock options, restricted stock units and performance-based awards, to provide long-term incentive compensation opportunities to our executive officers, including the NEOs. The Committee also uses equity awards as a means of ensuring that our overall compensation packages are attractive relative to those companies with which we compete for executive talent, including the companies in our peer group. Accordingly, the Committee believes equity awards are critical to our ability to attract, retain and motivate executive talent.

The Committee grants options to purchase shares of our common stock with an exercise price that is equal to the fair market value of our common stock on the date of grant, which is the closing market price of our common stock as reported by the NASDAQ Global Select Market on the day the option is granted. Generally, these options vest over four years in equal annual installments and expire 10 years from the date of grant. The restricted stock units also generally vest over a four-year period in equal annual installments. These vesting and exercise price requirements are intended to encourage executive officers to focus on long-term stockholder value creation and serve our long-term retention objectives. For 2014, the Committee restructured the equity component of our executive compensation program to include performance-based PSUs in order to further increase the pay-for-performance nature of the long-term incentive program.

Typically, the Committee grants equity awards at the same time it reviews the base salaries of our executive officers, including the NEOs, during the first fiscal quarter of each year, after prior year Company and individual performance is ascertained and it has had an opportunity to review the Company’s audited annual financial statements. We believe that this approach facilitates the Committee’s evaluation and determination of total compensation with respect to each executive officer.

The Committee is also mindful of the potential dilution to stockholders of these equity awards, which was a factor in the Committee’s decision to implement the use of restricted stock units as part of the equity award mix. In 2014, this decision has enabled us to provide long-term incentive compensation while using fewer shares of our common stock than if stock options alone were granted.

Typically, our CEO, after discussion and consultation with the Compensation Committee Chair, presents recommendations to the Committee as to the specific number and type of equity awards to be granted to our executive officers, including the other NEOs, based on the same assessment of the executive officer’s performance used in determining any base salary adjustments and payments under the annual performance-based Incentive Compensation Plan, the levels of their other compensation components, the dilutive effects of the proposed equity awards and data about the competitive market (based on the Company’s peer group). The Committee generally gives significant weight to our CEO’s recommendations, as he is most familiar with each executive officer’s performance. However, the Committee may exercise its discretion with respect to any recommended equity award.

The Committee uses the same process to determine the specific number and type of equity awards granted to our CEO, except that the recommendation is made by the Chair of the Committee and our Lead Independent Director. Our CEO’s performance is assessed by the Committee with input from the other members of the Board of Directors.

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The equity awards granted to the NEOs on March 13, 2014 were as follows:

Named Executive Officer	Number of Shares Subject to Stock Options	Grant Date Fair Value of Stock Options	Number of Shares Subject to RSU Awards	Grant Date Fair Value of RSU Awards	Number of Shares Subject to PSU Awards(1)	Grant Date Fair Value of PSU Awards(2)	Total Grant Date Fair Value of all Equity Awards
Jon E. Kirchner	59,520	$ 443,942	20,830	$ 424,307	41,670	$ 848,818	$ 1,717,067
Melvin L. Flanigan	38,160	284,624	13,360	272,143	13,360	272,143	828,910
Brian D. Towne	44,900	334,896	15,710	320,013	28,210	574,638	1,229,547
Frederick L. Kitson	40,410	301,406	14,140	288,032	14,140	288,032	877,470
Blake A. Welcher	38,160	284,624	13,360	272,143	13,360	272,143	828,910

(1)	Number of shares reflected at 100% of target. Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of performance goals.
(2)	Value reflects the aggregate grant date fair value based upon the probable outcome of the performance conditions determined as of the grant date.

The equity awards granted to the NEOs during 2014 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.

The stock options have an exercise price equal to the closing market price of our common stock on March 13, 2014, which was $20.37. The stock options will vest over four years in four equal annual installments beginning on the first anniversary of the date of grant and will expire ten years from the date of grant. The RSUs will vest in four equal annual installments beginning on February 15, 2015.

Introduction of PSUs

To further provide performance-based equity incentives to emphasize stockholder alignment, the Committee restructured the equity component of our executive compensation program in 2014 to introduce PSUs. To this end, the CEO’s PSU grant represented approximately half of the aggregate target value of all of his awards. The Committee awarded the NEOs (other than our CEO) PSUs accounting for approximately a third of the aggregate target value of all awards. In addition, Mr. Towne received an additional special PSU grant with an approximate target value of $250,000 in consideration of his enhanced job responsibilities in connection with his multi-year international assignment focused on the Asia Pacific territories.

The PSUs will vest in two equal installments upon achievement of certain internal performance goals, with one-half vesting on February 15, 2016 and the remaining vesting on February 15, 2017, in each case assuming the specified performance goals are achieved and the service conditions are met.

For all PSUs granted in 2014, other than Mr. Towne’s special PSU grant, 65% of the internal performance goals is weighted on mobile revenue growth over two years and the other 35% is weighted on 2015 Non-GAAP operating margin. Non-GAAP operating margin is calculated by adjusting GAAP operating margin to exclude the impact related to stock-based compensation, amortization of intangible assets, certain acquisition, integration and restructuring related costs, and other non-recurring or unique costs as approved by the Committee. For Mr. Towne’s special PSU grant, 50% of the internal performance goals is based on gross profit performance within a specific market segment, and the other 50% is tied to goals relating to improving the operational capabilities of the Company’s Asia team by the end of 2015. All performance goals will be measured as of December 31, 2015.

Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of the specified performance goals. Any portion of the PSUs that do not vest due to performance below the minimum required level for vesting will be forfeited.

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2015 Equity Awards

In February 2015, the Committee undertook a similar process as described above and approved grants of time-based vesting RSUs and grants of performance-based PSUs to each of the NEOs. The CEO was awarded equity grants consisting of approximately 50% PSUs and 50% RSUs, expressed as a percentage of the aggregate target value of all awards. The Committee awarded the NEOs (other than our CEO) the following mix of equity awards: approximately 40% PSUs and 60% RSUs, expressed as a percentage of the aggregate target value of all awards. The equity awards granted to the NEOs on February 11, 2015 were as follows:

Named Executive Officer	Number of Shares Subject to RSU Awards(1)	Number of Shares Subject to PSU Awards(1)(2)
Jon E. Kirchner	31,290	31,290
Melvin L. Flanigan	14,820	9,880
Brian D. Towne	17,790	11,860
Frederick L. Kitson	15,810	10,540
Blake A. Welcher	14,820	9,880

(1)	The closing price of our common stock on February 11, 2015 was $27.68.
(2)	Number of shares reflected at 100% of target. Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of performance goals.

The RSUs vest in four equal annual installments beginning on February 15, 2016. The PSUs will vest in two equal installments upon achievement of certain internal performance goals, with one-half of the PSUs vesting on February 15, 2017 and the remaining PSUs vesting on February 15, 2018, in each case assuming the performance goals are achieved and the service conditions are met.

The internal performance goals for the PSUs are weighted equally between (1) network-connected revenue growth over the two year period ending December 31, 2016, and (2) 2016 Non-GAAP operating margin. All performance goals will be measured as of December 31, 2016. Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of the specified performance goals. Any portion of the PSUs that do not vest due to performance below the minimum required level for vesting will be forfeited.

The 2015 equity awards to the NEOs described above are payable in cash or shares of common stock. If the Company’s stockholders approve an increase to the shares available for issuance under the 2012 Equity Incentive Plan prior to December 31, 2015, that will, in the opinion of the Committee, be sufficient to settle the awards in shares of stock, then the awards may only be settled in shares of stock. Absent the approval by the Company’s stockholders of such additional shares, the Committee will retain the discretion to settle the awards in either cash or stock; however, it is anticipated that under these circumstances the form of settlement will likely be cash. For additional information on our requested increase in shares under the 2012 Plan, refer to Proposal 2.

Summary of PSU Award Program

The Committee believes the introduction of PSUs into the compensation program in 2014 and the continued issuance of PSUs in 2015 represents a critical step in further aligning pay with performance. A summary of the 2014 and 2015 PSU awards is shown below.

2014 and 2015 PSU Grant Award Design

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Other Compensation

Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 4% of an employee’s eligible compensation, subject to certain limitations. We intend for the plan to continue to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan. Other than our 401k plan, we do not maintain any other retirement plan for our NEOs.

Our executive officers, including the NEOs, are eligible to participate in our broad-based employee stock purchase plan on the same basis as all of our full-time employees.

In addition, we provide other benefits to our executive officers, including the NEOs, on the same basis as these benefits are provided to all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We design our employee benefits program to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits program as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits

While we do not view perquisites or other personal benefits as a significant component of our executive compensation program, from time to time, the Committee has provided certain of the NEOs with perquisites in amounts that it believes to be reasonable. We believe that these benefits have been useful in attracting, motivating and retaining the executive talent for which we compete. We also believe that these benefits assist our executive officers in performing their duties and provide certain time efficiencies for our executive officers in appropriate circumstances. For additional information, refer to the “Summary Compensation Table”.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of their duties, to make them more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

Employment Agreements

Generally, we seek to secure the services of our executive officers through the use of written employment agreements. We do this to clarify the terms of their employment, to define the rights and obligations of the executive officer, and to set forth the circumstances under which they may become eligible to receive post-employment compensation and benefits and the amounts and obligations thereof. The Committee believes that these employment agreements provide us with reasonable contractual protections and that making post-employment compensation commitments to our executive officers leads to stronger retention than if such arrangements were not offered.

We entered into new employment agreements in 2011 with our CEO and each of the other NEOs who were employed with the Company at that time, and with other NEOs when they became employees of the Company. Each of these agreements provides for “at will” employment and sets forth the terms and conditions of employment of each NEO, including base salary, target annual bonus and standard employee benefit plan participation. These employment arrangements were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States. On March 13, 2014, Mr. Towne entered into an amendment to his employment agreement to accept a special assignment to serve as the Company’s Executive Vice President and President DTS Asia Pacific. In connection therewith, the initial term of Mr. Towne’s employee agreement was extended through February 12, 2016. No other terms were impacted by this amendment.

Each of these agreements was approved on our behalf by the Committee. Other than the amendment to Mr. Towne’s agreement noted above, these employment agreements have not been materially amended and are currently in effect. For a summary of the material terms and conditions of these employment agreements, see “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements”.

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Post-Employment Compensation Arrangements

The employment agreements of our NEOs provide for certain protection in the event of their termination of employment under specified circumstances, including following a change of control of the Company. We believe that these protections were necessary to induce these individuals to enter into these agreements and, thereby, forego other employment opportunities and to remain employed with us. We also believe that these protections serve our executive retention objectives by helping the NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change of control of the Company. In addition, these protections are available only upon an NEO’s executing a general release of claims against us. The terms of these arrangements were determined by the Committee and the Board following an analysis of relevant market data for other companies with whom we compete for executive talent.

In the event of a change of control of the Company, the NEOs are eligible to receive payments and benefits under their employment agreements only where the change of control is preceded or followed by a termination without Cause or resignation for Good Reason within a specified time period (a “double-trigger” provision).

For a summary of the material terms and conditions of our post-employment compensation arrangements, see “Potential Payments upon Termination or Change of Control”.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee has overall responsibility for administering our executive compensation program. In fulfilling this responsibility, the Committee sets the target total direct compensation opportunities, as well as each individual compensation component, for our executive officers, including the NEOs.

The Committee, based on the recommendation of our CEO (except with respect to his own compensation) and the other factors described herein, determines the compensation of our executive officers, including the NEOs. The Committee, with the input of our Lead Independent Director and the Committee Chair, determines the compensation of our CEO. As part of its deliberations, the Committee takes into account our annual and long-term financial and operational performance, our long-term strategic and operational initiatives, the past performance and expected future contributions of our executive officers, their individual expertise, skills and experience and competitive market data.

Each year, the Committee conducts an annual assessment of the competitiveness of our executive compensation program, including each individual compensation component, with the assistance of its compensation consultant. The Committee monitors the overall mix of our executive officers’ compensation by comparing each component to competitive market practices to ensure appropriate pay leverage is maintained in our overall compensation packages.

Role of Executive Officers

Our CEO makes recommendations to the Committee as to the base salaries, target annual cash incentive award opportunities and long-term incentive compensation of our executive officers, including the NEOs (except with respect to his own compensation). These recommendations are based on our CEO’s evaluation of each executive officer’s individual performance and a review of relevant market data. The Committee then reviews the CEO’s recommendations and in its sole discretion may accept or adjust the compensation recommendations it is provided for each executive officer.

At the beginning of each year, our CEO reviews the performance of each of our executive officers, including the other NEOs. These performance reviews typically include an evaluation of the attainment of the individual goals and objectives established by the Committee in connection with the annual performance-based cash incentive compensation for the prior year, which are specific to each executive officer’s area of responsibility.

Role of Compensation Consultant

To assist in fulfilling its responsibilities and duties, the Committee engaged Compensia, Inc. (“Compensia”), a national executive compensation consulting firm, as its independent compensation consultant for 2014. Compensia’s engagement encompassed a range of executive compensation advisory services, including a review of our executive compensation philosophy and peer group, a competitive assessment of executive compensation levels among our peer group, a review of our Board of Directors compensation program, assistance with developing new stock plans and input on this CD&A.

Compensia works at the direction of, and reports directly to, the Committee, who may replace the compensation consultant or hire additional advisors at any time. One or more representatives of Compensia attend Committee meetings, as requested. Compensia does not perform any services for the Company unless directed to do so by the Committee. Based on the consideration of the various factors as set forth in the rules of the SEC, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflicts of interest, and the Committee believes that Compensia is independent.

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Competitive Positioning

In late 2013, the Committee directed Compensia to review and provide an assessment of compensation levels for our executive officers and to provide position-specific, public company compensation data for the companies identified by Compensia and management, and approved by the Committee, as reasonable market comparators for competitive positioning purposes.

These companies were selected because Compensia, management and the Committee believe they are representative of the type of companies which we currently, and may in the future, compete with for executive talent. In selecting peer companies, we used a number of targeted criteria designed to reflect our unique business structure. Given the limited number of directly comparable companies from a business perspective, the criteria were expanded in some cases to include companies that the Committee considered to be a close fit in terms of business focus and/or with whom we might compete for executive talent. As a result, some companies may not satisfy all of the selection criteria. Our peer group consists of public companies:

•	in the Media/Entertainment, Internet/Software, Semiconductor, Electronic Components and Communications Equipment industries

•	with revenue less than $500 Million

•	with a market cap between 0.5x and 2.0x DTS

•	with a market cap per employee in excess of $1 million

•	with revenue per employee in excess of $200,000; and

•	with total number of employees between 185 and 685.

	Revenue:				Number of
	A Public Company	Market Cap:	Market Cap per	Revenue per	Employees:
	with Annual Revenue	Between 0.5x	Employee	Employee	Between 185
	< $500 million	and 2.0x DTS	> $1 million	> $200,000	and 685
Acacia Research	X		X	X
Audience	X	X		X	X
Brightcove	X	X	X	X	X
CalAmp	X		X	X	X
Dolby Laboratories*			X	X
Entropic Communications	X	X		X
Exar	X	X	X	X	X
Limelight Networks	X			X	X
LogMeIn	X	X	X	X	X
MaxLinear	X	X	X	X	X
Monotype Imaging Holdings	X		X	X	X
Procera Networks	X	X	X	X
Rambus	X		X	X	X
RealD	X	X	X	X
ROVI*			X	X
Rubicon Technology	X	X			X
SciQuest	X	X	X		X
SeaChange International	X	X		X
SPS Commerce	X		X		X
TiVo	X		X	X	X
Tremor Video	X	X	X	X	X
Universal Display	X		X	X

*	Dolby is a direct competitor of DTS, and accordingly we compete directly with Dolby for talent in the audio solutions space. ROVI is a peer within 25 miles of DTS that we compete with for local technology talent.

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DTS COMPARED TO PEER GROUP MEDIAN*

*	Market cap data as of 11/1/13. Revenue data represents last four quarters as of November 2013. Number of employees as of fiscal year-end.

Compensia, management and the Committee continue to monitor our peer group as our business model and potential talent pool continues to evolve, and to ensure companies from which we reference maintain a level of relevancy from industry segments in which we currently compete, or plan to compete, for key executive talent.

Once the peer group had been approved, Compensia used the compensation information reported in the public filings of these companies to conduct its analysis. Compensia compiled the compensation data from the peer group and prepared assessments referencing the compensation of each of our executive officers against this data. These assessments covered the following compensation components: base salary, target annual cash incentive, target total cash compensation, estimated grant date value of long-term incentives and total direct compensation.

In determining the 2014 compensation recommendations for our executive officers, including the NEOs (other than our CEO), our CEO and the Compensation Committee Chair analyzed these assessments and used these analyses as a reference point in comparing the recommendations against the competitive market. This market data was taken into account while reviewing our plan for competitive and retentive value. Our CEO, after discussion and consultation with the Compensation Committee Chair, then presented recommendations to the Committee based on the results of these deliberations and his evaluation of the performance of each executive officer. In setting compensation for our CEO, our Lead Independent Director and the Compensation Committee Chair analyzed the assessments and formed a recommendation based upon their evaluation of our CEO’s performance. The Committee then reviewed the recommendations for our executive officers, including our CEO, as well as the assessments prepared by Compensia, to set compensation for 2014. As described earlier, these deliberations and decisions occurred during the first quarter of the year.

Other Compensation-Related Policies

Stock Ownership Guidelines

Role	Value of Common Stock To Be Owned
Chairman & CEO	3 times annual base salary within five years from established guidelines
Non-Employee Directors	3 times annual cash retainer within five years from established guidelines

In 2011, we established stock ownership guidelines for our CEO to better align his interests with those of our stockholders. These guidelines require our CEO, within five years from the adoption of the guidelines, to acquire and hold, in aggregate, shares of our common stock, restricted stock awards and restricted stock units and stock options with a value equal to at least three times his annual base salary. While we have not adopted stock ownership guidelines for our other executive officers, the Committee considers each such executive officer’s stock ownership level in making decisions about annual and other equity awards for these individuals. With respect to its 2014 compensation decisions, the Committee considered the level of equity awards that it had granted to our executive officers in the past combined with the equity awards it determined to grant in 2014 to be sufficient to align their interests with those of our stockholders.

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In addition to our CEO, our non-employee directors are subject to similar stock ownership guidelines, requiring them to, within five years of the later of adoption of the guidelines or joining the board, own, in aggregate, shares of our common stock, restricted stock awards, restricted stock units and stock options with a value equal to three times the annual cash retainer payable to non-employee directors as such.

Clawback Policy

During 2012, the Committee adopted a “clawback” policy that permits the Company to, in certain circumstances, recover incentive compensation, including bonuses, incentive arrangements or equity awards, paid or awarded to our executives (“Incentive Compensation”). Such Incentive Compensation may be recouped by the Company if there is an accounting restatement caused by any such officer’s fraud or intentional misconduct. The amount that may be recouped is the difference between (i) the amount of any such Incentive Compensation actually paid or awarded to, and value of any such Incentive Compensation realized by, such officer during the prior three-year period, and (ii) the amount of any such Incentive Compensation that would have been paid or awarded to, and value of any Incentive Compensation that would have been realized by, such officer during such three-year period based on the financial results under the restated financials, as determined in the reasonable discretion of the Board.

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the pledging, trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and directors. Specifically, they may not, at any time:

•	trade in any puts, calls, covered calls or other derivative products involving company securities;

•	engage in any hedging or monetization transactions in a way that mitigates the full risk or rewards of ownership of the Company’s securities; or

•	hold company securities in a margin account or pledge company securities as collateral for a loan.

Tax and Accounting Considerations

Deduction Limitation

In making compensation decisions for our executive officers, the Committee considers the extent to which their compensation will be deductible by the Company for income tax purposes, in particular under Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides that the Company may not deduct compensation paid to its principal executive officer and its three next most highly-compensated executive officers (other than its principal financial officer) in excess of $1 million during any taxable year unless the compensation qualifies for an exemption from such limitation, such as “performance-based” compensation.

Since the Committee reserves the ability to use subjective factors in determining the amount of compensation payable to our executive officers, some compensation components have not, and, in the future, may not, qualify as “performance-based” compensation for purposes of Section 162(m). For example, to date, the annual cash bonuses that have been paid to our executive officers have not qualified as “performance-based” compensation. Further, the restricted stock awards that have been granted to our executive officers have not been qualified as “performance-based” compensation. The Committee believes that, to date, the stock options that have been granted to our executive officers qualify as “performance-based” compensation. Consequently, any compensation income realized by an executive officer subject to Section 162(m) in connection with an exercise of such options should be fully deductible by the Company.

The Committee believes that it is important to retain the flexibility in administering our executive compensation program to provide compensation to our executive officers that may not be fully deductible for income tax purposes. Although the Committee considers tax deductibility as one of the factors in determining the compensation of our executive officers, it does not necessarily limit compensation to those levels or types of compensation that will be deductible. The Committee will consider alternative forms of compensation consistent with our executive compensation philosophy and objectives which may preserve deductibility when it considers such objectives to be in the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-of-control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any of the NEOs, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 during 2014, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

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Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements

Generally, the Company seeks to secure the services of its executive officers with employment contracts. The Company does this to clarify the terms of employment, to define the obligations of the executive and to set forth the circumstances under which he or she may become entitled to severance payments and the amounts and obligations thereof. The Committee believes that the employment agreements provide the Company with reasonable contractual protections and that making severance commitments to the Company’s executives leads to stronger retention than if such benefits were not offered. In 2011, the Company entered into new employment agreements with its named executive officers. On March 13, 2014, Mr. Towne entered into an amendment to his employment agreement to accept a special assignment to serve as the Company’s Executive Vice President and President DTS Asia Pacific. Collectively, these agreements are referred to as the “employment agreements.” Other than Mr. Towne’s amendment, the employment agreements have not been materially amended and are currently in effect.

The employment agreements provide the Company a balance of contractual protections in exchange for severance for the executives in the case of termination without “Cause” and resignation for “Good Reason”, each as defined below. The employment agreements do not contain a single trigger provision that would generally allow the executive officers to terminate their employment because of a change of control of the Company, nor do they entitle the executive officers to benefits under their employment agreements, solely as a result of change of control of the Company, as if they were terminated without “Cause”. The Committee structured the employment agreements in this fashion because it believes the executives should not be entitled to such benefits absent other factors, such as a termination without “Cause” or resignation for “Good Reason”.

Under the Company’s 2012 Equity Incentive Plan, options, stock appreciation rights and stock awards and stock units will immediately vest, or the repurchase rights applicable to an award will terminate, in the event that they are not assumed, substituted for, or otherwise continued in connection with a change of control. For this purpose, a change in control is defined by the 2012 Equity Incentive Plan to include a sale of shares, a merger, an asset sale, or similar transactions following which the stockholders of the Company do not retain immediately after the transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors.

A “Change of Control”, as used in each named executive officer’s employment agreement, is defined as any one of the following occurrences: (i) any person or entity, including a “group” as contemplated in SEC rules, acquires securities holding 30% or more of the total combined voting power or value of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings), or (iii) as a result of or in connection with a contested election of the Company’s Board of Directors, the persons who were directors immediately before the election cease to constitute a majority of the members of the Board of Directors.

Chief Executive Officer Employment Agreement

The employment agreement with Jon E. Kirchner, the Company’s CEO, has an initial term of four years, with one-year renewals thereafter, until the agreement is terminated in accordance with its terms. Mr. Kirchner’s base salary as of 12/31/2014 was $515,000, and the annual salary paid during 2014 is set forth in the “Summary Compensation Table” below. The cost of Mr. Kirchner’s benefits was on average approximately $1,984 per month.

Under Mr. Kirchner’s employment agreement, if his employment is terminated without “Cause” or if he resigns for “Good Reason”, he will be entitled to a severance package that shall include (a) a lump sum severance payment equal to 24 months of Mr. Kirchner’s base salary then in effect, (b) payment by the Company of premiums required to continue Mr. Kirchner’s group health care coverage for a period of 24 months, provided that he remains eligible for those benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of Mr. Kirchner’s then-outstanding equity compensation awards (excluding any awards with performance-based vesting) and an extension of the exercise period of Mr. Kirchner’s stock option or stock appreciation right grants until the earlier of (i) five years from the date of termination or (ii) the remaining life of the equity grants, and (d) 18 months of outplacement services. The severance package is contingent upon, among other things, Mr. Kirchner’s release of claims against the Company.

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Mr. Kirchner’s employment agreement includes a “double trigger” change of control severance provision, whereby if he is terminated without “Cause” or resigns for “Good Reason” within a period that is three months prior to, or 24 months following, a Change of Control of the Company (as defined in Mr. Kirchner’s employment agreement), then, in lieu of the severance package described above, he shall be entitled to receive a “CoC Severance Package” that includes (a) a lump sum severance payment equal to two times the sum of (i) Mr. Kirchner’s then current annualized base salary plus (ii) the greater of (x) Mr. Kirchner’s most recently received annual bonus or (y) the average of Mr. Kirchner’s annual bonus of the prior three years immediately preceding the termination date, (b) payment by the Company of premiums required to continue Mr. Kirchner’s group health care coverage for a period of 24 months, provided that he remains eligible for those benefits under COBRA and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of Mr. Kirchner’s then-outstanding equity compensation awards (excluding any awards with performance-based vesting, except to the extent such acceleration is specifically provided for pursuant to the grant documents) and an extension of the exercise period of Mr. Kirchner’s stock options or stock appreciation right grants until the earlier of (i) five years from the date of termination, or (ii) the remaining life of the equity grants, and (d) 18 months of outplacement services. The CoC Severance Package is conditioned upon, among other things, Mr. Kirchner’s release of claims against the Company and, to the extent he sells all of Mr. Kirchner’s ownership interest in the Company as part of the Change of Control transaction, that he will not compete or solicit Company customers for a period of two years following the change of control.

Under Mr. Kirchner’s employment agreement, if Mr. Kirchner’s employment is terminated for “Cause” or if he resigns without “Good Reason”, he will be entitled to receive Mr. Kirchner’s base salary then in effect, prorated to the date of termination, and all benefits accrued through the date of termination.

Under Mr. Kirchner’s employment agreement, a termination for “Cause” occurs only in the case of (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Mr. Kirchner relating to his obligations or the business of the Company, (b) acts or conduct of Mr. Kirchner that are materially adverse to the Company’s interests, (c) material breach by him of the employment agreement, (d) breach by him of the Company’s Proprietary Information and Inventions Agreement, (e) Mr. Kirchner’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts Mr. Kirchner’s ability to effectively perform his duties, or (f) Mr. Kirchner’s willful neglect of duties or his inability to perform the essential functions of the position, with or without reasonable accommodation, due to a mental or physical disability or death.

Under Mr. Kirchner’s employment agreement “Good Reason” means the occurrence of any of the following events or conditions, without his consent: (a) a material reduction in his duties, authority or responsibilities, (b) a material reduction in his annual base salary or annual bonus or incentive compensation opportunity as in effect as of the date hereof or as the same may be increased from time to time, (c) a material diminution in the authority, duties or responsibilities of the supervisor to whom he is required to report, including a requirement that Mr. Kirchner report to a corporate officer or employee instead of directly to the Company’s Board of Directors, (d) a material diminution in the budget over which Mr. Kirchner retains authority, (e) the relocation of his principal place of employment to a location more than 30 miles from his principal place of employment immediately prior to his termination or the Company’s requirement that he be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with his present business travel obligations, (f) any action or inaction that constitutes a material breach by the Company of the employment agreement or any other agreement between the Company and Mr. Kirchner, or any material breach by the Company of a policy relating to the benefits to which he is entitled, or (g) any material reduction in the value of any of the benefits provided to Mr. Kirchner as of the date of his 2011 employment agreement or as increased from time to time.

Employment Agreements for Other NEOs

The employment agreements with each of our NEOs (other than our CEO) are substantially similar to that of our CEO, except as noted below. Each has an initial term of three years, with one-year renewals thereafter, until the agreement is terminated in accordance with its terms. On March 13, 2014, Mr. Towne entered into an amendment to his employment agreement to accept a special assignment to serve as the Company’s Executive Vice President and President DTS Asia Pacific. In connection therewith, the initial term of Mr. Towne’s employee agreement was extended through February 12, 2016. Annual salaries for 2014 are as noted above and in the “Summary Compensation Table”. The cost of benefits for each such officer in 2014 was on average between approximately $1,374 and $1,984 per month.

Under each of the employment agreements, if employment is terminated without “Cause” or if the executive resigns for “Good Reason”, he will be entitled to a severance package that shall include (a) a lump sum severance payment equal to 12 months of the executive’s base salary then in effect, (b) payment by the Company of premiums required to continue the executive’s group health care coverage for a period of 12 months, provided that he remains eligible for those benefits under COBRA and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of the executive’s then-outstanding stock options and any restricted stock units or awards granted prior to 2011 (excluding any awards with performance-based vesting) and an extension of the exercise period of the executive’s stock option or stock appreciation right grants until the earlier of (i) five years from the date of termination or (ii) the remaining life of the equity grants, and (d) 12 months of outplacement services. The severance package is contingent upon, among other things, the executive’s release of claims against the Company.

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Each of the employment agreements include a “double trigger” change of control severance provision, whereby the executive officer is terminated without “Cause” or resigns for “Good Reason” within a period that is three months prior to, or 24 months following, a Change of Control of the Company (as defined in the executive’s employment agreement), then, in lieu of the severance package described above, he shall be entitled to receive a “CoC Severance Package” that includes (a) a lump sum severance payment equal to one and a half (1.5) times the sum of (i) the executive’s then current base salary plus (ii) the greater of (x) the executive’s most recently received annual bonus or (y) the average of the executive’s annual bonus of the prior three years immediately preceding the termination date, (b) payment by the Company of premiums required to continue the executive’s group health care coverage for a period of 18 months, provided that he remains eligible for those benefits under COBRA and does not become eligible for health coverage through another employer, (c) full acceleration of vesting of the executive’s then-outstanding equity compensation awards (excluding any awards with performance based vesting, except to the extent such acceleration is specifically provided for pursuant to the grant documents) and an extension of the exercise period of the executive’s stock options or stock appreciation right grants until the earlier of (i) five years from the date of termination, or (ii) the remaining life of the equity grants, and (d) 12 months of outplacement services. The CoC Severance Package is conditioned upon, among other things, the executive’s release of claims against the Company and, to the extent he sells all of the executive’s ownership interest in the Company as part of the Change of Control transaction, that he will not compete or solicit Company customers for a period of 12 months following the change of control.

Under each of the employment agreements, if employment is terminated for “Cause” or if the executive resigns without “Good Reason”, the executive will be entitled to receive their base salary then in effect, prorated to the date of termination, and all benefits accrued through the date of termination.

Under the employment agreements, the definition of “Cause” is substantially similar to that included in the employment agreement of our CEO, and “Good Reason” means the occurrence of any of the following events or conditions, without the executive’s consent: (a) a material reduction in the executive’s duties, authority or responsibilities, (b) a requirement, following a Change of Control, that the executive report to someone other than the person principally responsible for the performance of the Company’s business, (c) a material non-voluntary reduction in the executive’s annual base salary or bonus as in effect on the date of the employment agreement, other than a reduction of not more than 15% that generally applies to all officers of the Company, (d) the relocation of the executive’s principal place of employment to a location more than 30 miles from the executive’s principal place of employment immediately prior to the executive’s termination or the Company’s requirement that he be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the executive’s present business travel obligations, (e) any action or inaction that constitutes a material breach by the Company of the employment agreement or any other agreement between the Company and the executive, or any material breach by the Company of a policy relating to the benefits to which the executive is entitled, or (f) any material reduction in the value of any of the benefits provided to the executive as of the date of the executive’s 2011 employment agreement or as increased from time to time.

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the “Committee”) of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

COMPENSATION COMMITTEE

David C. Habiger, Chair

Craig S. Andrews

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

2014 Summary Compensation of NEOs

The following table sets forth information concerning compensation for services to us during fiscal years 2014, 2013 and 2012 by our NEOs.

2014 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)(2)	($)(3)	($)(4)	($)	($)(5)	($)
Jon E. Kirchner	2014	510,962	—	1,273,125	443,942	563,668	—	46,970	2,838,667
Chairman and Chief	2013	500,000	—	—	1,114,980	337,500	—	22,266	1,974,746
Executive Officer	2012	500,000	$250,000	917,891	2,167,329	—	—	21,866	3,857,086
Melvin L. Flanigan	2014	327,015	—	544,286	284,624	216,448	—	9,248	1,381,621
Executive Vice President,	2013	320,000	—	—	297,328	130,000	—	9,001	756,329
Finance and Chief Financial Officer	2012	317,846	88,000	260,055	614,076	—	—	8,783	1,288,760
Brian D. Towne	2014	357,673	—	894,651	334,896	285,000	—	50,276	1,922,496
Executive Vice President and	2013	350,000	—	—	445,992	150,000	—	23,922	969,914
President DTS Asia Pacific	2012	345,962	113,750	275,450	650,199	—	—	9,866	1,395,227
Frederick L. Kitson	2014	365,169	—	576,064	301,406	244,686	—	10,549	1,497,874
Executive Vice President and	2013	345,000	—	—	445,992	135,000	—	10,266	936,258
Chief Technology Officer	2012	340,962	94,875	275,450	650,199	—	—	9,866	1,371,352
Blake A. Welcher	2014	335,191	—	544,286	284,624	240,348	—	10,549	1,414,998
Executive Vice President,	2013	328,000	—	—	297,328	130,000	—	10,266	765,594
Legal and General Counsel	2012	325,308	106,600	273,800	646,576	—	—	39,783	1,392,067

(1)	The amounts in column (e) reflect the aggregate grant date fair value of stock awards granted by us in 2014, 2013 and 2012, as applicable, determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The stock awards included in this column (e) consist of RSUs and PSUs granted on March 13, 2014 and RSUs granted on February 15, 2012. We did not grant stock awards to the named executive officers in 2013. The closing prices of our common stock on March 13, 2014 and February 15, 2012 were $20.37 and $27.49, respectively. Additional information regarding these stock awards is set forth in the “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year End” and “Option Exercises and Stock Vested” tables. For additional information on the assumptions underlying these computations, refer to Note 12, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015.

(2)	For the 2014 PSUs included in this column, the amounts reported reflect the aggregate grant date fair value based upon the probable outcome of the performance conditions determined as of the grant date. Assuming the highest level of performance conditions are achieved, the grant date fair value of these awards would be as follows: $1,697,636 for Mr. Kirchner; $544,286 for Mr. Flanigan; $1,149,275 for Mr. Towne; $576,064 for Dr. Kitson; and $544,286 for Mr. Welcher.

(3)	The amounts in column (f) reflect the aggregate grant date fair value of option awards granted by us in 2014, 2013 and 2012, as applicable, determined in accordance with GAAP. The actual value of the options to the executive, if any, will depend on the excess of our stock price over the exercise price on the date the option is exercised. The actual value realized by the executive upon exercise of the options may be higher or lower than the value shown in column (f). Additional information regarding these options is set forth in the “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year End” and “Option Exercises and Stock Vested” tables. For additional information on the assumptions underlying the valuation of the options, refer to Note 12, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015.

(4)	The amounts in column (g) reflect the cash awards earned under our Annual Cash Incentive Compensation Plan, which is discussed under the heading “Annual Performance-Based Cash Incentives” of our Compensation Discussion and Analysis.

(5)	The amounts shown in column (i) represent, for each named executive officer, the Company’s 401(k) matching contributions and the life insurance premiums paid for the benefit of the officers. In 2014, the Company’s 401(k) matching contribution for all NEOs other than Mr. Flanigan was $10,400. The 401(k) matching contribution for Mr. Flanigan was $9,100. In addition, Mr. Kirchner received a $12,000 annual automobile allowance in 2014, 2013 and 2012 and was reimbursed $24,421 for out-of-pocket expenses related to the airfare costs for his wife and two children to accompany him on an overseas assignment in 2014. Mr. Towne was reimbursed $39,727 and $13,656 for out-of-pocket expenses related to the airfare and other travel-related costs for his wife to accompany him on overseas assignments in 2014 and 2013, respectively. Mr. Welcher was reimbursed $29,917 for out-of-pocket expenses related to the airfare, ground transportation, and boarding costs for his wife and two children to accompany him on his overseas assignment in 2012.

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Grants of Plan-Based Awards in 2014

The following table provides information relating to plan-based awards granted to the NEOs during the fiscal year ended December 31, 2014.

2014 GRANTS OF PLAN-BASED AWARDS TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Possible Payouts			Estimated Future Payouts			All Other	All Other
		Under Non-Equity Incentive			Under Equity Incentive Plan			Stock	Option		Grant
		Plan Awards(1)			Awards(2)			Awards:	Awards:	Exercise	Date Fair
								Number	Number of	or Base	Value of
								of Shares	Securities	Price of	Stock and
								of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)(5)
Jon E. Kirchner	N/A	—	515,000	1,023,563	—	—	—	—	—	—	—
	03/13/2014	—	—	—	—	—	—	—	59,520	20.37	443,942
	03/13/2014	—	—	—	—	—	—	20,830	—		424,307
	03/13/2014	—	—	—	20,835	41,670	83,340	—	—		848,818
Melvin L. Flanigan	N/A	—	197,760	393,048	—	—	—	—	—	—	—
	03/13/2014	—	—	—	—	—	—	—	38,160	20.37	284,624
	03/13/2014	—	—	—	—	—	—	13,360	—		272,143
	03/13/2014	—	—	—	6,680	13,360	26,720	—	—		272,143
Brian D. Towne	N/A	—	252,350	501,546	—	—	—	—	—	—	—
	03/13/2014	—	—	—	—	—	—	—	44,900	20.37	334,896
	03/13/2014	—	—	—	—	—	—	15,710	—		320,013
	03/13/2014	—	—	—	7,855	15,710	31,420	—	—		320,013
	03/13/2014	—	—	—	6,250	12,500	25,000	—	—		254,625
Frederick L. Kitson	N/A	—	223,560	444,326	—	—	—	—	—	—	—
	03/13/2014	—	—	—	—	—	—	—	40,410	20.37	301,406
	03/13/2014	—	—	—	—	—	—	14,140	—		288,032
	03/13/2014	—	—	—	7,070	14,140	28,280	—	—		288,032
Blake A. Welcher	N/A	—	219,596	436,447	—	—	—	—	—	—	—
	03/13/2014	—	—	—	—	—	—	—	38,160	20.37	284,624
	03/13/2014	—	—	—	—	—	—	13,360	—		272,143
	03/13/2014	—	—	—	6,680	13,360	26,720	—	—		272,143

(1)	No threshold payouts were established under our 2014 Annual Cash Incentive Compensation Plan. Amounts in columns (d) and (e) represent the potential target and maximum payouts under the Plan. The amounts in columns (d) and (e) are calculated as discussed in our Compensation Discussion and Analysis based on the base salary in effect for each officer at December 31, 2014. Additional information regarding this plan is set forth under “Annual Performance-Based Cash Incentives” in our Compensation Discussion and Analysis.

(2)	Amounts in columns (f) to (h) represent the potential threshold, target and maximum payouts under the PSUs granted in 2014. Performance goals under the PSUs will be measured as of December 31, 2015. The PSUs vest in two equal installments, with 50% vesting on February 15, 2016 and 50% vesting on February 15, 2017.

(3)	Amounts in column (i) represent the number of RSUs granted to each NEO in 2014. The RSUs vest in four equal annual installments beginning on February 15, 2015.

(4)	Amounts in column (j) represent the number of stock options granted to each NEO in 2014. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant. The stock options vest in four equal annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant.

(5)	Amounts in column (l) represent the aggregate grant date fair values of the equity awards set forth in columns (f) to (h), (i) and (j) determined in accordance with GAAP. All equity awards were granted under the 2012 Plan. The aggregate grant date fair value for the RSUs and PSUs is based on the grant date fair value of the underlying shares, which is $20.37 per share, the closing price of our common stock on the grant date. The amounts reported in column (l) relating to the PSUs reflect the aggregate grant date fair value based upon the probable outcome of the performance conditions determined as of the grant date. Assuming the highest level of performance conditions are achieved, the grant date fair value of these awards would be as follows: $1,697,636 for Mr. Kirchner; $544,286 for Mr. Flanigan; $1,149,275 for Mr. Towne; $576,064 for Dr. Kitson; and $544,286 for Mr. Welcher. The aggregate grant date fair value for the stock options is based on the Black-Scholes option valuation method. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The actual value realized by the executive upon exercise of the options may be higher or lower than the value shown in column (l). For additional information on the assumptions underlying these computations, refer to Note 12, “Stock-Based Compensation,” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015.

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Outstanding Equity Awards at December 31, 2014

The following table provides information relating to outstanding equity awards held by the NEOs at fiscal year-end, December 31, 2014.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards							Stock Awards
											Equity		Equity
											Incentive		Incentive
											Plan		Plan
					Equity						Awards:		Awards:
					Incentive						Number of		Market
					Plan Awards:					Market	Unearned		or Payout
					Number of			Number		Value of	Units or		Value of
	Number of		Number of		Securities			of Units		Units of	Other		Unearned
	Securities		Securities		Underlying			of Stock		Stock	Rights		Units or
	Underlying		Underlying		Unexercised	Option		That		That	That		Other Rights
	Unexercised		Unexercised		Unearned	Exercise	Option	Have Not		Have Not	Have Not		That Have
	Options (#)		Options (#)		Options	Price	Expiration	Vested		Vested	Vested		Not Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(1)
Jon E. Kirchner	—		59,200	(2)	—	20.37	03/13/2024	—		—	20,835	(13)	640,676
	37,500	(3)	112,500	(3)	—	20.48	02/14/2023	20,830	(14)	640,523	—		—
	101,700	(4)	101,700	(4)	—	27.49	02/15/2022	16,695	(15)	513,371	—		—
	40,912	(5)	13,638	(5)	—	46.35	02/16/2021	2,240	(16)	68,880	—		—
	85,000	(6)	—		—	26.26	02/18/2020	—		—	—		—
	150,000	(8)	—		—	15.71	02/18/2019	—		—	—		—
	100,000	(9)	—		—	22.45	02/20/2018	—		—	—		—
	67,000	(11)	—		—	18.32	02/23/2016	—		—	—		—
	100,000	(12)	—		—	16.55	05/19/2015	—		—	—		—
Melvin L. Flanigan	—		38,160	(2)	—	20.37	03/13/2024	—		—	6,680	(13)	205,410
	10,000	(3)	30,000	(3)	—	20.48	02/14/2023	13,360	(14)	410,820	—		—
	28,815	(4)	28,815	(4)	—	27.49	02/15/2022	4,730	(15)	145,448	—		—
	14,610	(5)	4,870	(5)	—	46.35	02/16/2021	800	(16)	24,600	—		—
	32,000	(6)	—		—	26.26	02/18/2020	—		—	—		—
	35,640	(8)	—		—	15.71	02/18/2019	—		—	—		—
	24,000	(9)	—		—	22.45	02/20/2018	—		—	—		—
	16,000	(10)	—		—	23.99	03/06/2017	—		—	—		—
	20,000	(11)	—		—	18.32	02/23/2016	—		—	—		—
	30,000	(12)	—		—	16.55	05/19/2015	—		—	—		—
Brian D. Towne	—		44,900	(2)	—	20.37	03/13/2024	—		—	7,855	(13)	241,541
	15,000	(3)	45,000	(3)	—	20.48	02/14/2023	—		—	6,250	(13)	192,188
	30,510	(4)	30,510	(4)	—	27.49	02/15/2022	15,710	(14)	483,083	—		—
	16,365	(5)	5,455	(5)	—	46.35	02/16/2021	5,010	(15)	154,058	—		—
	40,000	(6)	—		—	26.26	02/18/2020	895	(16)	27,521	—		—
	33,750	(8)	—		—	15.71	02/18/2019	—		—	—		—
	30,000	(9)	—		—	22.45	02/20/2018	—		—	—		—
	8,000	(10)	—			23.99	03/06/2017
Frederick L. Kitson	—		40,410	(2)	—	20.37	03/13/2024	—		—	7,070	(13)	217,403
	—		45,000	(3)	—	20.48	02/14/2023	14,140	(14)	434,805	—		—
	30,510	(4)	30,510	(4)	—	27.49	02/15/2022	5,010	(15)	154,058	—		—
	14,610	(5)	4,870	(5)	—	46.35	02/16/2021	800	(16)	24,600	—		—
	37,500	(7)	—		—	32.00	02/26/2020	—		—
Blake A. Welcher	—		38,160	(2)	—	20.37	03/13/2024	—		—	6,680	(13)	205,410
	10,000	(3)	30,000	(3)	—	20.48	02/14/2023	13,360	(14)	410,820	—		—
	30,340	(4)	30,340	(4)	—	27.49	02/15/2022	4,980	(15)	153,135	—		—
	16,072	(5)	5,358	(5)	—	46.35	02/16/2021	880	(16)	27,060	—		—
	32,000	(6)	—		—	26.26	02/18/2020	—		—	—		—
	35,640	(8)	—		—	15.71	02/18/2019	—		—	—		—
	20,000	(9)	—		—	22.45	02/20/2018	—		—	—		—
	16,000	(10)	—		—	23.99	03/06/2017	—		—	—		—

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(1)	The values in column (h) and column (j) are calculated based on the closing price of our common stock on December 31, 2014 of $30.75 per share. Values in column (j) are calculated based on achieving threshold performance goals.
(2)	The option was granted on March 13, 2014 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(3)	The option was granted on February 14, 2013 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(4)	The option was granted on February 15, 2012 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(5)	The option was granted on February 16, 2011 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(6)	The option was granted on February 18, 2010 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(7)	The option was granted on February 26, 2010 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(8)	The option was granted on February 18, 2009 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(9)	The option was granted on February 20, 2008 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(10)	The option was granted on March 6, 2007 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(11)	The option was granted on February 23, 2006 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(12)	The option was granted on May 19, 2005 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.
(13)	The vesting schedule of the PSU award pursuant to which these units were issued is 50% on February, 15, 2016 and 50% on February 15, 2017. The number of units shown reflects the number of units that would vest based on achieving threshold performance goals (see “Grants of Plan Based Awards” table for more detail).
(14)	The vesting schedule of the stock award pursuant to which these units were issued is 25% per year on each of the first four anniversaries of February 15, 2014.
(15)	The vesting schedule of the stock award pursuant to which these units were issued is 25% per year on each of the first four anniversaries of February 15, 2012. One half of these shares vested on February 15, 2015, and the remaining shares will vest on February 15, 2016.
(16)	The vesting schedule of the stock award pursuant to which these shares were issued is 25% per year on each of the first four anniversaries of February 15, 2011. All of these shares vested on February 15, 2015.

Option Exercises and Stock Vested During 2014

The following table summarizes the option exercises and restricted stock units that vested during the fiscal year ended December 31, 2014.

2014 OPTION EXERCISES AND STOCK VESTED TABLE

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(4)
Jon E. Kirchner	—	—	14,338	283,606
Melvin L. Flanigan	—	—	4,665	92,274
Brian D. Towne	—	—	5,400	106,812
Frederick L. Kitson	15,000	164,245	6,680	133,278
Blake A. Welcher	—	—	4,870	96,329

(1)	All of the shares reported in column (b) were sold upon exercise of the options.
(2)	The value realized reported in column (c) is equal to the difference between the market price of our common stock at the time of exercise and the exercise price of the options, multiplied by the number of options exercised.
(3)	Amounts reported in column (d) include shares withheld for the payment of taxes.
(4)	Amounts reported in column (e) represent the dollar value of vested shares based on the fair market value of our common stock on the vest date.

Potential Payments upon Termination or Change of Control

The following table describes the potential payments and benefits upon termination of our NEOs’ employment for “Cause”, death or disability; without “Cause” or resignation for “Good Reason”; or for termination without “Cause” or resignation for “Good Reason” in connection with a Change of Control, as if each officer’s employment terminated as of December 31, 2014. For purposes of valuing the severance and vacation payout payments in the table below, we used each officer’s base salary rate in effect on December 31, 2014, and the number of accrued but unused vacation days on December 31, 2014. For purposes of valuing the stock units in a Change of Control scenario for all NEOs or a termination without “Cause” or resignation for “Good Reason” scenario for the CEO, we used the closing stock price on December 31, 2014, which was $30.75, multiplied by the number of unvested stock units as of December 31, 2014. For purposes of valuing the option awards, we used the closing stock price on December 31, 2014 less the exercise price per option multiplied by the number of unvested options. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event were to occur on any other date, when our stock price is different, or if any other assumption used to estimate potential payments and benefits differed from those used herein. Due to the number of factors that affect the nature

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and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below. Additionally, pursuant to the terms of our 2012 Equity Incentive Plan, in the event of a Change in Control, any award which is not assumed, substituted for or otherwise continued by the acquirer shall vest in full effective and contingent upon the consummation of the Change in Control. Any award or portion thereof which is not assumed, substituted for, or otherwise continued by the Acquiror in connection with the Change of Control nor exercised or settled as of the time of consummation of the Change of Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change of Control.

						Health &
					Vacation	Welfare		Stock		Stock	Outplacement
		Total	Severance		Payout	Benefits		Awards		Options	Services
Name	Termination Scenario(1)	($)	($)		($)	($)		($)		($)	($)
Jon E. Kirchner	For Cause/Death/Disability	39,615	—		39,615	—		—		—	—
	Without Cause/Resignation for
	Good Reason	4,462,429	1,030,000	(2)	39,615	47,627	(4)	1,222,774		2,101,413	21,000	(9)
	Change of Control	6,871,118	2,157,336	(3)	39,615	47,627	(4)	2,504,127	(11)	2,101,413	21,000	(9)
Melvin L. Flanigan	For Cause/Death/Disability	25,354	—		25,354	—		—		—	—
	Without Cause/Resignation for
	Good Reason	1,190,906	329,600	(5)	25,354	23,814	(7)	—		798,138	14,000	(10)
	Change of Control	2,683,972	819,072	(6)	25,354	35,720	(8)	991,688	(11)	798,138	14,000	(10)
Brian D. Towne	For Cause/Death/Disability	27,731	—		27,731	—		—		—	—
	Without Cause/Resignation for
	Good Reason	1,453,720	360,500	(5)	27,731	23,814	(7)	—		1,027,675	14,000	(10)
	Change of Control	3,605,495	968,250	(6)	27,731	35,720	(8)	1,532,119	(11)	1,027,675	14,000	(10)
Frederick L. Kitson	For Cause/Death/Disability	28,662	—		28,662	—		—		—	—
	Without Cause/Resignation for
	Good Reason	1,412,817	372,600	(5)	28,662	16,487	(7)	—		981,068	14,000	(10)
	Change of Control	3,022,657	925,929	(6)	28,662	24,730	(8)	1,048,268	(11)	981,068	14,000	(10)
Blake A. Welcher	For Cause/Death/Disability	25,988	—		25,988	—		—		—	—
	Without Cause/Resignation for
	Good Reason	1,204,751	337,840	(5)	25,988	23,814	(7)	—		803,109	14,000	(10)
	Change of Control	2,747,934	867,282	(6)	25,988	35,720	(8)	1,001,835	(11)	803,109	14,000	(10)

(1)	For events and circumstances that constitute “Cause”, “Good Reason” and “Change of Control” with respect to the named executive officers, see “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” in our Compensation Discussion and Analysis.
(2)	Consists of a payment equivalent to 24 months of the base salary, payable in a lump sum 60 days following the termination date.
(3)	Consists of a payment equivalent to two (2) times the sum of (A) the base salary as of December 31, 2014 and (B) the greater of (x) the executive’s most recently received annual bonus or (y) the average of the executive’s annual bonus of the prior three years, payable in a lump sum 60 days following the termination date. For the purposes of this computation, the most recently received annual bonus was considered to be the executive’s award payment under the 2014 Incentive Compensation Plan.
(4)	Consists of continuation of employer paid benefits for 24 months.
(5)	Consists of a payment equivalent to 12 months of the base salary, payable in a lump sum 60 days following the termination date.
(6)	Consists of a payment equivalent to 1.5 times the sum of (A) the base salary as of December 31, 2014 and (B) the greater of (x) the executive’s most recently received annual bonus or (y) the average of the executive’s annual bonus of the prior three years, payable in a lump sum 60 days following the termination date. For the purposes of this computation, the most recently received annual bonus was considered to be the executive’s award payment under the 2014 Incentive Compensation Plan.
(7)	Consists of continuation of employer paid benefits for 12 months.
(8)	Consists of continuation of employer paid benefits for 18 months.
(9)	Represents estimated costs of outplacement services for 18 months.
(10)	Represents estimated costs of outplacement services for 12 months.
(11)	Includes the value of unvested PSU awards as of December 31, 2014 at 100% of target, pursuant to the terms of the NEOs’ PSU awards. The value was calculated using the closing stock price on December 31, 2014, which was $30.75.

PENSION BENEFITS

We do not offer any plans that provide for specified retirement payments and benefits other than a tax-qualified 401(k) plan generally available to all employees.

NONQUALIFIED DEFERRED COMPENSATION

We do not offer nonqualified deferred compensation.

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Proposal 3 — Advisory Vote on Executive Compensation

The advisory vote on executive compensation is a non-binding vote on the compensation of our “named executive officers,” or “NEOs”, as described in the “Compensation Discussion and Analysis”, or “CD&A” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our directors, or our compensation policies as they relate to risk management, and is only on the compensation of our named executive officers.

The primary objective of our executive compensation program is to build long-term stockholder value. Our approach to executive compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance objectives are met. Realized pay is grounded in the Company’s and executives’ actual performance. As such, our compensation program will provide competitive compensation when overall performance meets or is above expectations, as it was in 2014. In the CD&A referred to above, we discuss why we believe the compensation of our NEOs for fiscal year 2014 was in alignment with the Company’s performance.

We encourage stockholders to read the entire CD&A section of this Proxy Statement for a detailed discussion of our executive compensation program elements and how they reflect our philosophy and link to company performance.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The vote solicited by this Proposal 3 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or our Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no immediate opportunity for us to revisit these decisions.

However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation, we will consider our stockholders’ concerns and evaluate what future actions, if any, may be appropriate.

Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal 3:

“RESOLVED, that the stockholders of DTS, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narratives in the company’s definitive Proxy Statement for the 2015 Annual Meeting of Stockholders.”

This proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and not be entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the approval of the foregoing resolution.

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Proposal 4 — Ratification of Independent Registered Public Accountants

The Audit Committee appointed Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accountants for the fiscal year ending December 31, 2014, and has appointed such firm to serve in the same capacity for the 2015 fiscal year. We are asking the stockholders to ratify this appointment.

In the event stockholders fail to ratify the appointment of Deloitte & Touche, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

CHANGE IN REGISTERED PUBLIC ACCOUNTANTS

As reported in the Company’s Form 8-K filed with the SEC on April 14, 2014 (the “Form 8-K”), the Audit Committee conducted a competitive process to determine the Company’s independent registered public accountants for the fiscal year ending December 31, 2014. As a result of this process, on April 8, 2014, the Company engaged Deloitte & Touche as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014. On the same date, the Company dismissed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants effective immediately. The Audit Committee approved these changes in the Company’s independent registered public accountants on April 7, 2014.

The reports of Grant Thornton on the Company’s financial statements for each of the two fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2013 and 2012, and in the subsequent interim period through April 8, 2014, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Grant Thornton would have caused Grant Thornton to make reference to the matter in their report.

There was a “reportable event” (as that term is defined in Item 304(a)(1) (v) of Regulation S-K) during the fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through April 8, 2014, related to the material weaknesses in the Company’s internal control over financial reporting disclosed in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2013 and 2012 (the “Annual Reports”). As disclosed in the Annual Reports, the Company concluded that material weaknesses existed as of December 31, 2013 and 2012 related to the inadequate design of internal controls over (i) the accounting for income taxes and (ii) the accounting for revenue under license agreements with non-standard financial terms. Accordingly, the reports of Grant Thornton on the Company’s internal control over financial reporting as of December 31, 2013 and 2012, which were included in the respective Annual Reports, contained an adverse opinion thereon. The Committee has discussed the material weaknesses in its internal control over financial reporting with Grant Thornton and has authorized Grant Thornton to respond fully to the inquiries of Deloitte & Touche concerning such material weaknesses.

During the fiscal years ended December 31, 2013 and 2012, and through April 8, 2014, neither the Company, nor anyone on its behalf, has consulted Deloitte & Touche with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Grant Thornton with a copy of the foregoing disclosures and the Form 8-K containing substantially the same disclosure set forth above and requested that Grant Thornton provide the Company with a letter addressed to the SEC stating whether or not Grant Thornton agreed with the disclosures contained therein. A copy of Grant Thornton’s letter, dated April 14, 2014, is filed as Exhibit 16.1 to the Form 8-K.

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FEES FOR PROFESSIONAL AUDIT SERVICES

The following tables present fees for professional audit services and fees billed for other services rendered by Deloitte & Touche and Grant Thornton for the audit of the Company’s annual financial statements for fiscal years 2014 and 2013, as applicable.

Deloitte & Touche

Fiscal Year
2014
Audit Fees(1)	$984,581
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total Fees	$984,581
(1)	Audit fees for fiscal 2014 include the audit of our financial statements, review of the financial statements included in Form 10-Q, audit of the Company’s controls and 404 attestation, and statutory audits required for certain of our non-U.S. subsidiaries.

Grant Thornton

Fiscal Year
2013
Audit Fees(1)	$1,101,935
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total Fees	$1,101,935
(1)	Audit fees for fiscal 2013 include the audit of our financial statements, review of the financial statements included in Form 10-Q, audit of the Company’s controls and 404 attestation, and statutory audits required for certain of our non-U.S. subsidiaries. During 2013, we incurred additional audit fees associated with the restructuring of our intellectual property rights portfolio, and certain purchase accounting matters related to our acquisition of SRS.

All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our Audit Committee has adopted a Pre-Approval Policy and Procedure whereby certain engagements and levels of engagement, if necessary, of our independent registered public accountants by the Company have been pre-approved by the Audit Committee. The committee has also delegated to the Chairman of the committee the authority to evaluate and approve other engagements of our independent registered public accountants on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the Chairman approves any such engagements, they report that approval to the full committee at the next committee meeting.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will have no effect on this proposal.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of Deloitte & Touche LLP as independent registered public accountants of the Company.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accountants, and evaluates policies and procedures relating to internal control systems. It operates under a written Audit Committee Charter that has been adopted by the Board of Directors, a copy of which is available on the Company’s website at www.dts.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC rules.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accountants. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the Company’s independent registered public accountants on the basis of the information it receives, discussions with management and the independent registered public accountants, and its experience in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In fulfilling the Audit Committee’s oversight responsibilities, the Audit Committee has reviewed the Company’s audited financial statements as of and for the fiscal year ended December 31, 2014, and met with both management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accountants for the fiscal year ended December 31, 2014, to discuss those financial statements. This review included a discussion on the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes.

The Audit Committee discussed with Deloitte the matters required to be discussed by the Auditing Standard No. 16, “Communication with Audit Committees”. The Audit Committee has also received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with them their independence from the Company and management.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

In addition to the matters specified above, the Audit Committee discussed with Deloitte the overall scope, plans and estimated costs of its audit. The Audit Committee met with Deloitte periodically, with and without management present, to discuss the results of their examinations, the overall quality of the Company’s financial reporting and Deloitte’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

AUDIT COMMITTEE

V. Sue Molina, Chair

L. Gregory Ballard

David C. Habiger

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Certain Relationships and Related Transactions

In the last fiscal year, there has not been, nor are there currently proposed, any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Audit Committee Charter requires the approval or ratification by the Audit Committee of any transaction or series of transactions exceeding $120,000 in any calendar year, in which the Company is a participant and any related person has a direct or indirect material interest. Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common stock and executive officers and the immediate family members of each of these individuals.

Once a transaction has been identified as requiring such approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interests of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2014, the members of our Compensation Committee were Craig S. Andrews, Bradford D. Duea and David C. Habiger. The Committee is currently comprised of Mr. Andrews and Mr. Habiger. None of these individuals has at any time been an officer or employee of ours or any of our subsidiaries. There are no interlocking relationships between any of our executive officers and Compensation Committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past.

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Stockholder Proposals for the 2016 Annual Meeting of Stockholders

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules of the Securities and Exchange Commission. For a stockholder proposal to be included in our proxy materials for the 2016 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 16, 2015.

Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day prior to the anniversary of the previous year’s annual meeting of stockholders. For our annual meeting in 2016, stockholder business that is not intended for inclusion in our proxy materials may be brought before the meeting so long as we receive notice of the proposal not earlier than January 15, 2016, nor later than the close of business on February 14, 2016. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the previous year’s annual meeting as specified in our notice of meeting, this advance notice must be given not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by us.

In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the Board.

A copy of the full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary upon written request.

Other Matters

We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend or, if no recommendation is given, according to their best judgment.

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APPENDIX A

DTS, INC. 2012 EQUITY INCENTIVE PLAN
AND AMENDMENT NUMBER 1 TO THE DTS, INC. 2012
EQUITY INCENTIVE PLAN

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DTS, INC. 2012 Equity Incentive Plan

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1	Establishment. The DTS, Inc. 2012 Equity Incentive Plan (the “Plan”) was approved by the Board on April 9, 2012, and shall be subject to approval by the stockholders of the Company at which time it shall become effective (the “Effective Date”).

1.2	Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards, and Deferred Compensation Awards.

1.3	Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, on or before ten (10) years from the earlier of the Plan’s adoption by the Board and its approval by the stockholders of the Company.

2.	DEFINITIONS AND CONSTRUCTION.

2.1	Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

	(a)	“Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

	(b)	“Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award, Other Stock-Based Award or Deferred Compensation Award granted under the Plan.

	(c)	“Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

	(d)	“Board” means the Board of Directors of the Company.

	(e)	“Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

	(f)	“Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

	(g)	“Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

	(h)	“Change in Control” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

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(ii)	an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(gg)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)	approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple acquisitions of the voting securities of the Company and/or multiple Ownership Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(i)	“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.

(j)	“Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(k)	“Company” means DTS, Inc., a Delaware corporation, or any successor corporation thereto.

(l)	“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m)	“Covered Employee” means, at any time the Plan is subject to Section 162(m), any Employee who is or may reasonably be expected to become a “covered employee” as defined in Section 162(m), or any successor statute, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than the earlier of (i) the date that is ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(n)	“Deferred Compensation Award” means an Award granted to a Participant pursuant to Section 12.

(o)	“Director” means a member of the Board.

(p)	“Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(q)	“Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(r)	“Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion, whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(s)	“ERISA” means the Employee Retirement Income Security Act of 1974 and any applicable regulations or administrative guidelines promulgated thereunder.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)	“Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)	Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for

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the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)	Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

(iii)	If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.

(v)	“Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(w)	“Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(x)	“Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(y)	“Insider” means an Officer, Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(z)	“Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(aa)	“Nonemployee Director” means a Director who is not an Employee.

(bb)	“Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(cc)	“Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(dd)	“Officer” means any person designated by the Board as an officer of the Company.

(ee)	“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(ff)	“Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(gg)	“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(hh)	“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(ii)	“Participant” means any eligible person who has been granted one or more Awards.

(jj)	“Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(kk)	“Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(ll)	“Performance Award” means an Award of Performance Shares or Performance Units.

(mm)	“Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(nn)	“Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.

(oo)	“Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(pp)	“Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(qq)	“Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

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(rr)	“Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(ss)	“Predecessor Plan” means the 2003 Equity Incentive Plan of DTS, Inc., as amended.

(tt)	“Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(uu)	“Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(vv)	“Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(ww)	“Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or event a share of Stock or cash in lieu thereof, as determined by the Committee.

(xx)	“Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(yy)	“SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(zz)	“Section 162(m)” means Section 162(m) of the Code.

(aaa)	“Section 409A” means Section 409A of the Code.

(bbb)	“Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(ccc)	“Securities Act” means the Securities Act of 1933, as amended.

(ddd)	“Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(eee)	“Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.4.

(fff)	“Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(ggg)	“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(hhh)	“Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(iii)	“Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(jjj)	“Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service.

2.2	Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1	Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in the administration of the Plan shall be paid by the Company.

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3.2	Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election. The Board or Committee may, in its discretion, delegate to a committee comprised of one or more Officers and/or Directors, the authority to grant one or more Awards, without further approval of the Board or the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider or a Covered Person; provided, however, that (a) no Employee may be granted pursuant to such delegation one or more Awards in any fiscal year of the Company for more than 200,000 shares of Stock, (b) the exercise price per share of each such Award which is an Option or SAR shall be not less than the Fair Market Value per share of the Stock on the effective date of grant (or, if the Stock has not traded on such date, on the last day preceding the effective date of grant on which the Stock was traded), (c) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan, and (d) each such Award shall conform to guidelines as shall be established from time to time by resolution of the Board or the Committee.

3.3	Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4	Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award intended to result in the payment of Performance-Based Compensation.

3.5	Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a)	to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b)	to determine the type of Award granted;

(c)	to determine the Fair Market Value of shares of Stock or other property;

(d)	to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)	to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(f)	to approve one or more forms of Award Agreement;

(g)	to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h)	to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i)	to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j)	to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.6	Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefore of new Options or SARs having a lower exercise price, Full Value Awards, or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not apply to adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 424(a) or Section 409A of the Code or to an adjustment pursuant to Section 4.4.

3.7	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all

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reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1	Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2, 4.3 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to Awards shall be equal to 1,500,000 (reduced by the number of awards granted under the Predecessor Plan after April 9, 2012 and before the Plan’s Effective Date) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2	Adjustment for Unissued Predecessor Plan Shares. The maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased from time to time by:

(a)	the number of shares of Stock subject to that portion of any option or other award outstanding pursuant to the Predecessor Plan as of the Effective Date which, on or after the Effective Date, expires or is terminated or canceled for any reason without having been exercised or settled in full; and

(b)	the number of shares of Stock acquired pursuant to a Predecessor Plan subject to forfeiture or repurchase by the Company at the Participant’s purchase price which, on or after the Effective Date, is so forfeited or repurchased (with such shares of Stock being added on a 1:1 basis)

provided, however, that the aggregate number of shares of Stock authorized for issuance under the Predecessor Plans that may become authorized for issuance under the Plan pursuant to this Section 4.2 shall not exceed 3,186,119.

4.3	Share Counting.

(a)	Each share of Stock subject to an Award other than a Full Value Award shall be counted against the limit set forth in Section 4.1 as one (1) share. Each one (1) share of Stock subject to a Full Value Award granted pursuant to the Plan or forfeited or repurchased pursuant to Section 4.3(b) shall be counted for purposes of the limit set forth in Section 4.1 as 1.71 shares of Stock.

(b)	If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan (and shall be added back to the share reserve set forth in Section 4.1 based on the same ratio set forth in Section 4.3(a) with respect to the type of Award which is terminated, forfeited, or repurchased). Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations applicable to SARs and Options pursuant to Section 17.2 shall not again be available for issuance under the Plan. Shares withheld by the Company in satisfaction of tax withholding obligations described in Section 17.2 with respect to Full Value Awards shall again be available for issuance under the Plan. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.

4.4	Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as

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determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.5	Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

5.	ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

5.1	Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2	Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3	Award Limitations.

(a)	Incentive Stock Option Limitations.

	(i)	Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Sections 4.2, 4.3 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 1,500,000.

	(ii)	Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

	(iii)	Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

(b)	Section 162(m) Award Limits. Subject to adjustment as provided in Section 4.4, no Employee shall be granted within any fiscal year of the Company one or more Awards intended to qualify for treatment as Performance-Based Compensation which in the aggregate are for more than 500,000 shares or, if applicable, which could result in such Employee receiving more than 500,000 for each full fiscal year of the Company contained in the Performance Period for such Award. Notwithstanding the foregoing, with respect to a newly hired Participant, the share limit set forth above shall be 750,000. With respect to an Award of Performance Based Compensation payable in cash, the maximum amount shall be $7,500,000 for each fiscal year contained in the Performance Period.

6.	STOCK OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1	Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or 424(a) of the Code.

6.2	Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be

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exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3	Payment of Exercise Price.

(a)	Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)	Limitations on Forms of Consideration.

(i)	Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii)	Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanies by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(iii)	Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4	Effect of Termination of Service.

(a)	Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate. Except as otherwise provided in the Award Agreement, or other agreement governing the Option, vested Options shall remain exercisable failing a termination of Service as follows:

(i)	Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of one (1) year after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii)	Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of one (1) year after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service

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shall be deemed to have terminated on account of death if the Participant dies within ninety (90) days after the Participant’s termination of Service.

	(iii)	Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

	(iv)	Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of ninety (90) days after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)	Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 15 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5	Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option may be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act. An Incentive Stock Option shall not be assignable or transferable in any manner.

7.	STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1	Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2	Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, a SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A of the Code.

7.3	Exercisability and Term of SARs.

(a)	Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b)	Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR, and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4	Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the

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Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5	Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion pursuant to a Net Exercise procedure and withholding of Shares as described in Section 17.2.

7.6	Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7	Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR may be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8.	RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1	Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2	Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3	Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4	Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5	Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to

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the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6	Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7	Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8	Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.	RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1	Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2	Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3	Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of (a) the next trading day on which the sale of such shares would not violate the Trading Compliance Policy or (b) the later of (i) last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company’s taxable year in which the original vesting date occurred.

9.4	Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or

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the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5	Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6	Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7	Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.	PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1	Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2	Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.4, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3	Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Performance Award intended to result in the payment of Performance-Based Compensation, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula applicable to a Covered Employee shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of

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the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4	Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a)	Performance Measures. Performance Measures shall be calculated in accordance with the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

(i)	revenue;
(ii)	sales;
(iii)	expenses;
(iv)	operating income;
(v)	gross margin;
(vi)	operating margin;
(vii)	earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;
(viii)	pre-tax profit;
(ix)	net operating income;
(x)	net income;
(xi)	economic value added;
(xii)	free cash flow;
(xiii)	operating cash flow;
(xiv)	balance of cash, cash equivalents and marketable securities;
(xv)	stock price;
(xvi)	earnings per share;
(xvii)	return on stockholder equity;
(xviii)	return on capital;
(xix)	return on assets;
(xx)	return on investment;
(xxi)	total stockholder return;
(xxii)	employee satisfaction;
(xxiii)	employee retention;
(xxiv)	market share;
(xxv)	customer satisfaction;
(xxvi)	product development;
(xxvii)	research and development expenses;
(xxviii)	completion of an identified special project; and
(xxix)	completion of a joint venture or other corporate transaction.

(b)	Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5	Settlement of Performance Awards.

(a)	Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b)	Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a Covered Employee to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award that is intended to result in Performance-Based Compensation.

(c)	Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a

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Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.
(d)	Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.
(e)	Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 16.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.
(f)	Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6	Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. 9999Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded down to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights shall be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
10.7	Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award or in the Participant’s employment agreement, if any, referencing such Awards, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a)	Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
(b)	Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety.

10.8	Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s

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beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
11.	CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.
Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Cash-Based Awards and Other Stock-Based Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
11.1	Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.
11.2	Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
11.3	Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.
11.4	Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.
11.5	Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.
11.6	Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.
11.7	Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other

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Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.
12.	DEFERRED COMPENSATION AWARDS.
12.1	Establishment of Deferred Compensation Award Programs. This Section 12 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. If the Committee determines that any such program may constitute an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, the Committee shall adopt and implement such program through a separate subplan to this Plan. Eligibility to participate in such subplan shall be limited to Directors and a select group of management or highly compensated employees, and the Committee shall take all additional actions required to qualify such subplan as a “top-hat” unfunded deferred compensation plan, including filing with the U.S. Department of Labor within 120 days following the adoption of such subplan a notice pursuant to Department of Labor Regulations Section 2520.104-23.
12.2	Terms and Conditions of Deferred Compensation Awards. Deferred Compensation Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and, except as provided below, shall comply with and be subject to the terms and conditions applicable to the appropriate form of Award as set forth in the applicable section of this Plan.
(a) Limitation on Elections. Notwithstanding any Participant’s prior election to reduce cash compensation pursuant to a program established in accordance with this Section 12, no Deferred Compensation Award may be granted to the Participant after termination of the Plan or termination of the Participant’s Service, and any such cash compensation shall be paid at the normal time and in accordance with the terms of the applicable cash compensation arrangement.
(b) Election Irrevocable. A Participant’s election to reduce cash compensation pursuant to a program established in accordance with this Section 12 shall become irrevocable on the last day of the calendar year prior to the year in which the services are to be rendered with respect to which such cash compensation would otherwise become payable, or at the time otherwise required by Section 409A.
(c) Vesting. Deferred Compensation Awards may be fully vested at grant or may be subject to such Vesting Conditions as the Committee determines.
13.	STANDARD FORMS OF AWARD AGREEMENT.
13.1	Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means.
13.2	Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.
14.	CHANGE IN CONTROL.
14.1	Effect of Change in Control on Awards. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:
(a) Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/ or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following such Change in Control, and to such extent as the Committee shall determine.
(b) Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award which is not assumed, substituted for or otherwise continued by the Acquiror shall vest in full

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effective and contingent upon the consummation of the Change in Control. Any Award or portion thereof which is not assumed, substituted for, or otherwise continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.
(c) Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.
14.2	Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 16.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 14.1(b), shall be settled effective immediately prior to the time of consummation of the Change in Control.
14.3	Federal Excise Tax Under Section 4999 of the Code.
(a) Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.
(b) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 14.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 14.3(a), the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants charge in connection with their services contemplated by this Section.
15.	COMPLIANCE WITH SECURITIES LAW.
The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
16.	COMPLIANCE WITH SECTION 409A.
16.1	Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 16 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:
(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

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(b)	Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.
Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2½ month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.
16.2	Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:
(a)	Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.
(b)	Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant.
(c)	Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 16.3.
16.3	Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:
(a)	No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.
(b)	Each subsequent Election related to a payment in settlement of an Award not described in Section 16.4(a) (ii), 16.4(a)(iii) or 16.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.
(c)	No subsequent Election related to a payment pursuant to Section 16.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.
(d)	Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 16.3.
16.4	Payment of Section 409A Deferred Compensation.
(a)	Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:
(i)	The Participant’s “separation from service” (as defined by Section 409A);
(ii)	The Participant’s becoming “disabled” (as defined by Section 409A);
(iii)	The Participant’s death;
(iv)	A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 16.2 or 16.3, as applicable;
(v)	A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or
(vi)	The occurrence of an “unforeseeable emergency” (as defined by Section 409A).
(b)	Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.
(c)	Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 16.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(d)	Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all

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such distributions shall be paid in a lump sum upon the determination that the Participant has become disabled.
	(e)	Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.
	(f)	Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 14.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 16.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.
	(g)	Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.
	(h)	Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.
	(i)	No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.
17.	TAX WITHHOLDING.
17.1	Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
17.2	Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.
18.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.
The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.4), (b) no change in the class of persons eligible to receive Incentive

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Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.
19.	MISCELLANEOUS PROVISIONS.
19.1	Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
19.2	Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.
(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve-(12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve-(12-) month period.
19.3	Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
19.4	Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
19.5	Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.4 or another provision of the Plan.
19.6	Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.
19.7	Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
19.8	Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement references Awards, a general reference to “benefits” in such agreement shall not be deemed to refer to Awards granted hereunder.
19.9	Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any

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benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
19.10	Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
19.11	No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.
19.12	Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
19.13	Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.
IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the DTS, Inc. 2012 Equity Incentive Plan as duly adopted by the Board on April 9, 2012.

/s/ Blake A. Welcher
Blake A. Welcher, Secretary

Amendment Number 1 to the DTS, Inc. 2012 Equity Incentive Plan

WHEREAS, DTS, Inc. (the “Company”) has previously adopted the DTS, Inc. 2012 Equity Incentive Plan (the “2012 Plan”); and

WHEREAS, pursuant to Section 18 of the 2012 Plan, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has the authority to amend the 2012 Plan, including without limitation amendments subject to stockholder approval to increase the maximum number of shares of the Company’s common stock (the “Shares”) which may be issued under the 2012 Plan (the “Share Reserve”).

NOW, THEREFORE, BE IT RESOLVED, that, subject to its approval by the stockholders of the Company, the 2012 Plan is hereby amended to increase the current Share Reserve by one million (1,000,000) of Shares.

RESOLVED FURTHER, that in furtherance of the immediately preceding Resolution, Section 4.1 of the 2012 Plan shall, subject to approval by the stockholders of the Company, be amended to read as follows:

4.1	Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2, 4.3, and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to Awards shall be equal to two million five hundred thousand (2,500,000) (reduced by the number of awards granted under the Predecessor Plan after April 9, 2012 and before the Plan’s Effective Date) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.
RESOLVED FURTHER, that effective upon the approval of the foregoing amendment by the Company’s stockholders, Section 6.2 of the 2012 Plan shall be amended by the addition of the following at the end thereof:
Notwithstanding the foregoing, in addition, no Option shall be vested with respect to shares exercisable under the Option until a minimum period of one (1) year from the date of grant of the Option.

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Appendix B – Reconciliation of GAAP and Non-GAAP Financial Measures

Included within this Proxy Statement are certain Non-GAAP financial measures that supplement the Company’s operating results prepared under generally accepted accounting principles (GAAP). Reconciliations of GAAP to Non-GAAP amounts presented within this Proxy Statement are provided below. These Non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these Non-GAAP measures allow investors to evaluate DTS’ financial performance using some of the same measures as management. However, the Non-GAAP financial measures should not be regarded as a replacement for or superior to corresponding, similarly captioned, GAAP measures.

For additional details regarding the reconciliation of GAAP and Non-GAAP financial measures below, see the Company’s Current Reports on Form 8-K filed with the SEC on March 2, 2015 and March 17, 2014, and Current Report on Form 8-K/A filed with the SEC on March 18, 2013.

	For the years ended December 31,
	2014	2013	2012
	(Unaudited, amounts in thousands)
GAAP operating income	$16,550	$7,642	$(7,881)
Amortization of intangible assets	9,817	9,849	4,792
Stock-based compensation	10,492	11,727	11,316
Acquisition and integration related costs	193	1,566	15,703
Change in fair value of contingent consideration	400	(6,000)	—
Impairment of intangible assets	—	2,820	—
Realignment costs	1,799	—	—
Tax restructuring costs	—	835	—
Non-GAAP operating income	$39,251	$28,439	$23,930

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dts LISTEN

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

+

1. Election of Directors:	For	Withhold
01 - V. Sue Molina	☐	☐

	For	Against	Abstain
2. To approve an Amendment to the DTS, Inc. 2012 Equity Incentive Plan.	☐	☐	☐
3. Say on Pay – An advisory vote on the approval of executive compensation.	☐	☐	☐
4. To ratify and approve Deloitte & Touche LLP as the independent registered public accountants of the Company for fiscal year 2015.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. If shares are held jointly, both or all of such persons should sign.
Executors, Administrators, Trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

021OPE

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